Exhibit 10.12

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

THIRD AMENDED AND RESTATED LICENSE AGREEMENT

THIS THIRD AMENDED AND RESTATED LICENSE AGREEMENT (this “AGREEMENT”), dated as of March 14, 2013 (the “THIRD AMENDMENT EFFECTIVE DATE”), by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and KOLLTAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located at 300 George Street, New Haven, CT 06511 (“LICENSEE”) is effective as of the THIRD AMENDMENT EFFECTIVE DATE.

R E C I T A L S:

WHEREAS, in the course of research conducted under YALE auspices, Dr. Joseph Schlessinger, an employee of YALE (“SCHLESSINGER”), and the other inventors performing research under SCHLESSINGER’s immediate supervision (together with any and all people from time to time performing research under SCHLESSINGER’s immediate supervision at YALE, the “SCHLESSINGER LAB”) and Dr. Irit Lax, an employee of YALE (“LAX”), and the other inventors performing research under LAX’s immediate supervision, in the course of studying RTK biology, have produced and may continue to produce compositions of matter, know-how, methods, data and intellectual property that have and may continue to lead to the discovery and development of active substances that may induce, prevent, modify or otherwise modulate the activation of an RTK for the purpose of diagnosing, preventing or treating a disease or condition (the “INVENTIONS”);

WHEREAS, as of the THIRD AMENDMENT EFFECTIVE DATE, SCHLESSINGER serves on the LICENSEE Board of Directors and the LICENSEE Scientific Advisory Board, and as a paid consultant to LICENSEE;

WHEREAS, YALE permits its faculty such as SCHLESSINGER to engage in consulting consistent with YALE policies such as the Yale University Patent Policy, and LICENSEE acknowledges that SCHLESSINGER’s involvement with LICENSEE is subject to the Yale University Patent Policy;

WHEREAS, YALE wishes to have the INVENTIONS and any resulting patents commercialized to benefit the public good;

WHEREAS, to induce YALE to enter into this AGREEMENT, LICENSEE has represented that it has been formed for the purpose of developing and commercializing PRODUCTS IN CLASS or LICENSED METHODS and that it intends to develop the skill and expertise to seek to develop and commercialize the PRODUCTS IN CLASS or LICENSED METHODS for public use in the LICENSED TERRITORY;

WHEREAS, YALE is willing to grant a license to LICENSEE, subject to the terms and conditions of this AGREEMENT;

WHEREAS, YALE and LICENSEE have previously entered into an Exclusive License Agreement (the “ORIGINAL LICENSE AGREEMENT”), dated May 30, 2008 (the “ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE”);

WHEREAS, YALE and LICENSEE have previously entered into an Amended and Restated Exclusive License Agreement (the “AMENDED AND RESTATED LICENSE AGREEMENT”), dated November 23, 2010;

WHEREAS, YALE and LICENSEE have previously entered into a Second Amended and Restated Exclusive License Agreement (the “SECOND AMENDED AND RESTATED LICENSE AGREEMENT”), dated December 23, 2011(the “EFFECTIVE DATE”) and they now wish to amend and restate the SECOND AMENDED AND RESTATED LICENSE AGREEMENT in its entirety; and

WHEREAS, in order to minimize potential disagreements between the parties as to the genesis of unpatented know-how, materials and methods incorporated by LICENSEE into its RTK PRODUCTS during periods when SCHLESSINGER is MEANINGFULLY INVOLVED AT KOLLTAN and MEANINGFULLY INVOLVED AT YALE, the parties have agreed that certain RTK PRODUCTS developed by Kolltan during such period shall be deemed PRODUCTS IN CLASS under this AGREEMENT;

NOW THEREFORE, in consideration of these statements and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, YALE and LICENSEE agree to the terms of this AGREEMENT.

ARTICLE 1                              REPRESENTATIONS AND WARRANTIES

1.1.                            LICENSEE represents and warrants to YALE as follows:

(a)                                 LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all corporate power to carry on its business as presently conducted and to own and operate its properties and assets;

(b)                                 The execution, delivery and performance by LICENSEE of this AGREEMENT have been duly authorized by all necessary corporate action by LICENSEE;

(c)                                  There is no pending or, to LICENSEE’s knowledge, threatened litigation involving LICENSEE which would have any material adverse effect on this AGREEMENT or on LICENSEE’s ability to perform its obligations hereunder; and

(d)                                 There is no indenture, contract or other agreement to which LICENSEE is a party or by which LICENSEE is bound which prohibits or would prohibit the execution and delivery by LICENSEE of this AGREEMENT or the performance or observance by LICENSEE of any material term of provision of this AGREEMENT.

1.2.                            YALE represents and warrants to LICENSEE as follows:

(a)                                 The execution, delivery and performance by YALE of this AGREEMENT have been duly authorized by all necessary requisite action on the part of YALE and YALE has all right, power and authority necessary to grant the LICENSE and to perform its obligations hereunder;

(b)                                 There is no pending or, to YALE’s knowledge, threatened patent or contract litigation involving YALE which would have any material adverse effect on this AGREEMENT or on YALE’s ability to perform its obligations hereunder;

(c)                                  There is no indenture, contract or other agreement to which YALE is a party or by which YALE is bound which prohibits or would prohibit the execution and delivery by YALE of this AGREEMENT or the performance or observance by YALE of any material term or provision of this AGREEMENT;

(d)

(i)        [**] in and to the [**] and is the [**], subject only to the rights, if any, of the United States government and its agencies, as specified in Section 3.5; and

(ii)                                  Except as set forth on Appendix D, [**] the [**] existing [**] sufficient to grant the LICENSE thereof to LICENSEE under this AGREEMENT and LICENSEE [**] to any [**] arising out of such grant; and

(iii)                               Except as set forth on Appendix D, as of the EFFECTIVE DATE, neither YALE’s Office of Cooperative Research, SCHLESSINGER nor LAX has received written notice of, [**], any claim that the use by LICENSEE of TECHNOLOGY, if and to the extent such use is known to YALE’s Office of Cooperative Research, SCHLESSINGER or LAX, infringes on any patent or misappropriates any other intellectual property or ownership right of any third party; and

(e)

(i)        Except to the extent such LICENSED PATENTS have been invented or co-invented by an individual who is not SCHLESSINGER, LAX, or an employee in the SCHLESSINGER LAB or the LAX LAB, YALE will hold all right, title and interest in and to the LICENSED PATENTS that arise after the EFFECTIVE DATE and YALE will be the sole and exclusive owner thereof, subject only to the rights, if any, of the United States government and its agencies, as specified in Section 3.5; and

(ii)                                  [**] adequate [**] the LICENSED PATENTS (to the extent such LICENSED PATENTS have been [**] by [**] in the [**]) and LICENSED MATERIALS that arise after the EFFECTIVE DATE, in each case sufficient to grant the LICENSE thereof to LICENSEE under this AGREEMENT and, except as [**] the provision of any such LICENSED MATERIALS to LICENSEE, LICENSEE [**] arising out of such grant with respect to such LICENSED PATENTS or LICENSED MATERIALS; and

(f)                                   YALE will promptly notify LICENSEE in writing if, after the EFFECTIVE DATE, YALE’s Office of Cooperative Research, SCHLESSINGER or LAX receives written notice of, or has reasonable knowledge of [**], any claim that the use by LICENSEE of TECHNOLOGY, if and to the extent such use is known to YALE’s Office of Cooperative Research, SCHLESSINGER or LAX, infringes on any patent or misappropriates any other intellectual property or ownership right of any third party relating to RTK TECHNOLOGY; and

(g)                                  So as to minimize the chances of any future disputes, YALE will use good faith reasonable efforts to segregate any work [**] may undertake with respect to [**]-FUNDED PATENTS, and [**] may undertake with respect to RTK TECHNOLOGY and RTK PRODUCTS; and

(h)                                 Each YALE employee who is an inventor of potentially patentable intellectual property licensed pursuant to this AGREEMENT has agreed to assign to YALE (and, in the case of such potentially patentable intellectual property existing as of the EFFECTIVE DATE, has assigned to YALE), by written instrument sufficient in form, scope and substance for such purpose, all of such inventor’s right, title and interest in and to such potentially patentable intellectual property and any resulting patents.

ARTICLE 2                              DEFINITIONS

The following terms used in this AGREEMENT shall be defined as set forth below:

2.1.                            “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE.  For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than [**] percent ([**]%) of voting securities, by contract or otherwise.

2.2.                            “APPROVED PRODUCT” shall mean a PRODUCT, the sale, marketing, and use of which in humans (or other animals) has been approved by the FDA, or, as to a PRODUCT sold, marketed, or used in a country other than the United States, that has been approved to the extent necessary by the comparable required government authority in such country.

2.3.                            “CHANGE OF CONTROL” shall mean:

(a)                                 any consolidation, merger, combination, reorganization or other business combination transaction to which LICENSEE is a party and in which LICENSEE is not the surviving entity; or

(b)                                 (i) all of the outstanding shares of voting stock of LICENSEE are exchanged for or changed into other stock or securities, cash, financial vehicle and/or any other property and (ii) persons who were stockholders of LICENSEE immediately prior to such exchange or change do not hold securities entitled to at least 50% of the voting power of the entity surviving such exchange or change or the entity into whose securities for or into which the voting stock of LICENSEE is exchanged or changed; or

(c)                                  a sale or other disposition (other than by license and/or sublicense) of all or substantially all of the assets of LICENSEE for cash, securities or other property;

and in any such case in the preceding clause (a), (b) or (c) the surviving entity in such transaction (if LICENSEE is not the surviving entity) or LICENSEE and the entity of which LICENSEE shall have become an AFFILIATE in such transaction or the person who shall have purchased or otherwise acquired all or substantially all of LICENSEE’s assets, as the case may be, shall meet all of the following:

1.                                      immediately after such transaction, shall have cash and cash equivalent assets at least equal to $200 million, determined on a pro forma consolidated basis; and

2.                                      during the two fiscal years immediately preceding such transaction, shall have had positive cash flow, determined on a pro forma consolidated basis; and

3.                                      immediately after such transaction, the amount of its cash and cash equivalent assets shall equal at least twice its cash requirements for the 12 consecutive full calendar months immediately following such transaction, determined on a pro forma consolidated basis.

2.4.                            “CLAIMS” is defined in Section 14.1.

2.5.                            “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this AGREEMENT, the SECOND AMENDED AND RESTATED LICENSE AGREEMENT, the AMENDED AND RESTATED LICENSE AGREEMENT or the ORIGINAL LICENSE AGREEMENT in any manner, whether in writing or orally, visually or in tangible form, that relates to the TECHNOLOGY or this AGREEMENT or the SECOND AMENDED AND RESTATED LICENSE AGREEMENT or the AMENDED AND RESTATED LICENSE AGREEMENT or the ORIGINAL LICENSE AGREEMENT, unless such information is subject to an exception described in Section 8.2 and shall include the terms of any sublicense or proposed sublicense and any information or reports of or about any SUBLICENSEE that LICENSEE may from time to time provide to YALE pursuant to this AGREEMENT; provided, however, that CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential within [**] days after the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within [**] days of such disclosure.  CONFIDENTIAL INFORMATION shall include, without limitation, materials, know-how and data, technical or non-technical, inventions, methods and processes, whether or not patentable and all information provided by LICENSEE to YALE pursuant to Sections 7.3 and 9.3.  Notwithstanding anything in this Section, CONFIDENTIAL INFORMATION shall be deemed to include any scientific data, information or know-how that a reasonable scientist would believe is confidential, whether in written, oral, visual or tangible form, disclosed by LICENSEE to SCHLESSINGER or LAX, unless such information is subject to an exception described in Section 8.2.

2.6.                            “DESIGNATED THIRD PARTY RTK PRODUCT” shall mean an RTK PRODUCT where LICENSEE acquired or in-licensed from a third party (i.e., a party other than YALE) intellectual property claiming such RTK PRODUCT and either:

(a)                                 Such RTK PRODUCT is (or another RTK PRODUCT against the same RTK and acquired or in-licensed from the same source is) the subject of an IND, or similar filing outside the United States, either at the time of such acquisition or in-license or within [**] months thereafter (an “IND PRODUCT”); or

(b)                                 Such RTK PRODUCT is not an IND PRODUCT, and, subsequent to such acquisition or in-licensing, LICENSEE does not file a patent application listing one or more LICENSEE employees as inventors where such patent application claims the composition of matter or method of use of such RTK PRODUCT;

provided, however, if, in the case of (a) or (b) above, (x) prior to such acquisition or in-licensing, LICENSEE has filed a patent application listing one or more LICENSEE employees as inventors where such patent application claims the composition of matter of such RTK PRODUCT or (y) after such acquisition or in-licensing, LICENSEE conducts (or contracts with a third party to conduct on behalf of LICENSEE) pre-clinical or clinical development on such RTK PRODUCT, then (in the case of (x) or (y)), such RTK PRODUCT shall not be a DESIGNATED THIRD PARTY RTK PRODUCT.

2.7.                            “EARNED ROYALTY” is defined in Section 6.1.

2.8.                            “EFFECTIVE DATE” shall mean have the meaning set forth in the recitals of this AGREEMENT.

2.9.                            “FDA” shall mean the United States Food and Drug Administration or any comparable governmental agency in any territory with regulatory authority in or for a country or group of countries other than the United States.

2.10.                     “FEDERAL PATENT POLICY” is defined in Section 3.5.

2.11.                     “FIRST SALE” shall mean the first sale to a third party of any PRODUCT IN CLASS in any country in which such product is an APPROVED PRODUCT, or the first sale to a third party of a service using a LICENSED METHOD.  For the avoidance of doubt, if LICENSEE is providing services to a third party in the context of a sublicense of the TECHNOLOGY or a drug development collaboration with such third party, the provision of such services shall not qualify as a FIRST SALE.

2.12.                     “GAAP” is defined in Section 9.3

2.13.                     “[**]-FUNDED PATENTS” shall mean any United States or foreign patent application(s) and patents(s) filed by or on behalf of YALE during the TERM that claim RTK TECHNOLOGY, where such RTK TECHNOLOGY is made, created, developed, discovered, conceived or first reduced to practice by or on behalf of SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB and such activities (i.e., the making, creation, development, discovery, conception or first reduction to practice of such RTK TECHNOLOGY)

are funded in whole or in part by [**] pursuant to an agreement between [**] and YALE in effect as of the EFFECTIVE DATE.  To the extent that YALE has the right with respect to such patent applications or patents to grant rights to parties other than [**], such rights held by YALE shall not be deemed to be [**]-FUNDED PATENTS and shall thus be included in the definition of LICENSED PATENTS (to the extent such rights would otherwise fall within the definition of LICENSED PATENTS).  In order to establish clarity, when any patent application that is a [**]-FUNDED PATENT publishes, YALE shall notify LICENSEE within thirty (30) days of the date of such publication.

2.14.                     “IND” shall mean an Investigational New Drug and/or Diagnostic application filed with the FDA prior to beginning clinical trials in humans (or other animals) in the United States or in or for any country or group of countries outside the United States.

2.15.                     “IND APPROVAL” shall mean approval of an IND filed with the FDA.

2.16.                     “INDEMNIFIED PERSONS” is defined in Section 14.1.

2.17.                     “INVENTIONS” is defined in the recitals to this AGREEMENT.

2.18.                     “INSOLVENT” shall mean that that LICENSEE (i) has admitted in writing its inability to pay its debts generally when due or (ii) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

2.19.                     “KOLLTAN PATENTS” shall mean:

(a)                                 the United States or foreign patent application(s) and patents(s) listed in Appendix F;

(b)                                 any United States or foreign patent application(s) and patents(s) filed by or on behalf of LICENSEE after the EFFECTIVE DATE that claim RTK TECHNOLOGY, where the RTK TECHNOLOGY claimed in such patent application(s) or patents(s) was made, created, developed, discovered, conceived or first reduced to practice by a LICENSEE employee while SCHLESSINGER is or was MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN;

(c)                                  any continuations, divisionals, and continuations-in-part, and continued prosecution application(s), to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications described in clause (a) or (b);

(d)                                 any reissues, re-examinations, renewals, or extensions of patent applications or patents described in clause (a), (b) or (c), or substitutes therefor; and

(e)                                  the relevant international equivalents of any of the patents or patent applications described in clause (a), (b), (c) or (d).

Appendix F is incorporated into this AGREEMENT.

2.20.                     “LAX” is defined in the recitals to this AGREEMENT.

2.21.                     “LAX LAB” shall mean LAX, and any other individuals performing research from time to time under LAX’s immediate supervision at YALE, for so long as LICENSEE provides the RESEARCH SUPPORT described in Section 3.4(b).  .

2.22.                     “LICENSE” is defined in Section 3.4.

2.23.                     “LICENSED KNOW-HOW” shall mean (i) except as set forth on Appendix D, any inventions (other than LICENSED PATENTS) and any information, know-how, technical and non-technical data, processes and any drawings, plans, diagrams, specifications, and/or other documents or data forms containing such information (collectively, the “KNOW-HOW”), discovered, developed or acquired by or on behalf of SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB (including, for the avoidance of doubt, under the RESEARCH AGREEMENT), in each case prior to or after the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE, that may be used for the discovery, development, selection, improvement of, or use as, an RTK PRODUCT or LICENSED METHOD; and (ii) the VISITING SCIENTIST IP, that: (x) in the case of both (i) and (ii), is not claimed in a LICENSED PATENT and (y) in the case of (i) only, is disclosed to LICENSEE by SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB and that, with respect to such KNOW-HOW that is discovered, developed or acquired after the EFFECTIVE DATE, is discovered, developed or acquired while SCHLESSINGER is or was MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN.

2.24.                     “LICENSED MATERIALS” shall mean, except as set forth on Appendix D, tangible materials (including, but not limited to, pharmaceutical, chemical and biochemical products) (collectively, the “MATERIALS”) discovered, developed or acquired by or on behalf of SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB (including, for the avoidance of doubt, under the RESEARCH AGREEMENT) prior to or after the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE that may be used for the discovery, development, selection, improvement of or use as an RTK PRODUCT or LICENSED METHOD, that is provided to LICENSEE by SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB and that, with respect to such materials that are discovered, developed or acquired after the EFFECTIVE DATE, are discovered, developed or acquired while SCHLESSINGER is or was MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN.  To the extent that any materials provided by SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB to LICENSEE after the EFFECTIVE DATE are not owned 100% by YALE, YALE shall, at the time such materials are provided to LICENSEE, notify LICENSEE of such fact in writing (with such notice identifying the source of such materials and which other party(ies) might have an ownership interest in such materials) and this definition shall only apply to the extent of YALE’s ownership interest in such materials.  It is the parties’ intention, promptly following the EFFECTIVE DATE, to enter into a material transfer agreement to establish other terms and conditions with respect to tangible materials transferred between the parties.

2.25.                     “LICENSED METHODS” shall mean any method, procedure, service or process (collectively, the “METHODS”), discovered, developed or acquired by or on behalf of

SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB, whether existing on or after the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE, the practice of which, in the absence of a license from YALE, would infringe a VALID CLAIM of a LICENSED PATENT or which uses or is derived from LICENSED KNOW-HOW, LICENSED MATERIALS, and/or the LICENSED PATENTS, in each case that is disclosed to LICENSEE by SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB and, that, with respect to such methods that are discovered, developed or acquired after the EFFECTIVE DATE, are discovered, developed or acquired while SCHLESSINGER is or was MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN.  [**] and this definition shall only apply to the extent of YALE’s ownership interest in such METHODS.

2.26.                     “LICENSED PATENTS” shall mean:

(a)                                 the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by YALE during the TERM;

(b)                                 to the full extent owned or controlled (with the ability to grant licenses or sublicenses) by YALE, any United States or foreign patent application(s) and patents(s) filed by or on behalf of YALE after the EFFECTIVE DATE that claim RTK TECHNOLOGY, (i) where such RTK TECHNOLOGY is made, created, developed, discovered, conceived or first reduced to practice by or on behalf of SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB [**] and, (ii) solely with respect to United States or foreign patent application(s) and patents(s) filed after the EFFECTIVE DATE [**], where the RTK TECHNOLOGY claimed in such patent application(s) or patents(s) was made, created, developed, discovered, conceived or first reduced to practice while SCHLESSINGER is or was MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN; but in all cases excluding the [**]-FUNDED PATENTS;

(c)                                  any continuations, divisionals, and continuations-in-part, and continued prosecution application(s), to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications described in clause (a) or (b);

(d)                                 any reissues, re-examinations, renewals, or extensions of patent applications or patents described in clause (a), (b) or (c), or substitutes therefor; and

(e)                                  the relevant international equivalents of any of the patents or patent applications described in clause (a), (b), (c) or (d).

Appendix A is incorporated into this AGREEMENT.

2.27.                     “LICENSED TERRITORY” shall mean Worldwide.

2.28.                     “LMR” is defined in Section 5.2.

2.29.                     “MEANINGFULLY INVOLVED AT KOLLTAN” shall mean a situation whereby SCHLESSINGER has an active consulting agreement with LICENSEE, or is a member of the Scientific Advisory Board of LICENSEE, or has a similar arrangement whereby

SCHLESSINGER provides advice on a regular basis to LICENSEE.  For the avoidance of doubt, and without limiting the foregoing, the parties agree that SCHLESSINGER has been MEANINGFULLY INVOLVED AT KOLLTAN from the date LICENSEE was incorporated (i.e., November, 2007) through the EFFECTIVE DATE.

2.30.                     “MEANINGFULLY INVOLVED AT YALE” shall mean a situation whereby SCHLESSINGER is serving as an employee or faculty member (including an emeritus faculty member) at YALE.

2.31.                     “MINIMUM DIRECT COSTS” is defined in Section 7.5.

2.32.                     “MRP” is defined in Section 6.3.

2.33.                     “NDA” shall mean (i) a New Drug Application or Biologic License Application filed with the FDA to obtain marketing approval for a PRODUCT IN CLASS in the United States; or (ii) a foreign equivalent of (i).

2.34.                     “NET SALES” shall mean:

(a)                                 gross invoice price from the sale, lease or other transfer or disposition, other than by sublicense, of a PRODUCT IN CLASS or LICENSED METHOD, or from services performed using a PRODUCT IN CLASS or LICENSED METHOD, by LICENSEE or any SUBLICENSEE or AFFILIATE to third parties, except as set forth in Section 2.34(b), in each case from and after the FIRST SALE of such PRODUCT IN CLASS or LICENSED METHOD, less the following deductions, provided they actually pertain to the disposition of the PRODUCTS IN CLASS or LICENSED METHODS and, in the case of the items specified in the immediately succeeding clauses (i) and (ii), are separately stated on the applicable invoice:

(i)                                     all discounts, credits and allowances on account of returns;

(ii)                                  transportation and insurance; and

(iii)                               duties, taxes and other governmental charges levied on the sale, transportation or delivery of PRODUCTS IN CLASS or practice of the LICENSED METHODS, but not including income taxes.

No deductions shall be made for any other costs or expenses, including, but not limited to, commissions to independent sales agents or those on LICENSEE’s or a SUBLICENSEE’s or AFFILIATE’s payroll or for the cost of collection.

(b)                                 “NET SALES” shall not include the gross invoice price for PRODUCTS IN CLASS or LICENSED METHODS sold to, or services performed using PRODUCTS IN CLASS or LICENSED METHODS for, any AFFILIATE unless such AFFILIATE is an end-user of any PRODUCT IN CLASS or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter.

2.35.                     “ORIGINAL LICENSE AGREEMENT” is defined in the recitals to this AGREEMENT.

2.36.                     “ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE” is defined in the recitals to this AGREEMENT.

2.37.                     “PHASE 1 STUDY” shall mean a human clinical trial in any country that is intended to initially evaluate the safety of an investigational PRODUCT IN CLASS in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a), or other comparable regulation imposed by the FDA or its foreign counterpart.

2.38.                     “PHASE 2 STUDY” shall mean a human clinical trial in any country that is conducted to evaluate the effectiveness of the PRODUCT IN CLASS for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug that would satisfy the requirements of 21 CFR 312.21(b), or other comparable regulation imposed by the FDA or its foreign counterpart.

2.39.                     “PHASE 3 STUDY” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a PRODUCT IN CLASS as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c) or other comparable regulation imposed by the FDA or its foreign counterpart.

2.40.                     “PIVOTAL TRIAL” shall mean a controlled clinical trial to evaluate the safety and/or efficacy of a given PRODUCT IN CLASS and/or a given LICENSED METHOD in humans. Each such clinical trial should show safety and efficacy to a statistical significance and suffice as demonstration of such PRODUCT IN CLASS’s or such LICENSED METHOD’s safety and efficacy such that the results of said trial are the basis for the filing of an NDA for such a PRODUCT IN CLASS and/or such a LICENSED METHOD.

2.41.                     “PLAN” is defined in Section 7.1.

2.42.                     “PRODUCT” shall mean any form of product, including but not limited to, a service, a method, a diagnostic (or the like), a drug and other type of therapeutic for human (or other) disease or condition, including, without limitation, gene therapy constructs, small molecules, proteins, peptides, peptidomimetics, antisense constructs, antibody-drug conjugates or any other natural or synthetic molecule, and assays run in reference labs for fee-for-service diagnostic tests.

2.43.                     “PRODUCT IN CLASS” shall mean any RTK PRODUCT (i) as to which LICENSEE commenced work on, or acquired or in-licensed such product (or intellectual property claiming the composition or method of use of such product) while SCHLESSINGER was MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN; or (ii) that is claimed by a VALID CLAIM in a LICENSED PATENT.  Notwithstanding the foregoing, for purposes of this AGREEMENT, PRODUCT IN CLASS shall not include (x) an RTK PRODUCT that is owned, in-licensed (unless in-licensed (directly or indirectly) from LICENSEE) or otherwise controlled by a third party that acquires control of LICENSEE through a CHANGE OF CONTROL, where such third party owned, in-licensed

(unless in-licensed (directly or indirectly) from LICENSEE) or otherwise controlled such RTK PRODUCT prior to such CHANGE OF CONTROL; (y) an RTK PRODUCT that is owned, in-licensed or otherwise controlled by a third party that acquires control of LICENSEE through a CHANGE OF CONTROL, where such third party first owned, in-licensed or otherwise controlled such RTK PRODUCT following such CHANGE OF CONTROL; or (z) a DESIGNATED THIRD PARTY RTK PRODUCT, unless in either (x), (y) or (z) such RTK PRODUCT is claimed by a VALID CLAIM in a LICENSED PATENT.

2.44.                     “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts:

(a)                                 that are consistent with those utilized by companies of similar size and type and at a similar stage of corporate development to LICENSEE, which companies have successfully developed therapeutic or prophylactic products similar to the proposed PRODUCTS IN CLASS described in the PLAN and/or services of a type similar to LICENSED METHODS described in the PLAN; and

(b)                                 that are consistent with the interests of LICENSEE’s stockholders and the development of a PRODUCT IN CLASS and/or commercial application of LICENSED METHODS and that constitute a prudent and commercially reasonable use of LICENSEE’s capital resources; and

(c)                                  that are evidenced by a record of incurring MINIMUM DIRECT COSTS, which shall include the RESEARCH SUPPORT, and additional documented expenditures appropriate to the stage of development of one or more PRODUCTS IN CLASS and/or commercial application of LICENSED METHODS.

2.45.                     “REDUCED EARNED ROYALTY” is defined in Section 6.1.

2.46.                     “RESEARCH AGREEMENT” shall mean (i) the Amended and Restated Research Agreement, dated as of the EFFECTIVE DATE, by and between YALE and LICENSEE, as the same may be amended, extended, renewed or replaced from time to time and (ii) the Research Agreement between YALE and LICENSEE dated as of June 4, 2008.

2.47.                     “RESEARCH PROGRAM” shall mean the research program that has been and will continue to be conducted under the RESEARCH AGREEMENT.

2.48.                     “RESEARCH SUPPORT” shall mean amounts payable by LICENSEE to YALE under the RESEARCH AGREEMENT.

2.49.                     “RTK” shall mean a tyrosine kinase receptor.

2.50.                     “RTK PRODUCT” shall mean any PRODUCT that may induce, prevent, modify or otherwise modulate the activation of one or more RTKs for the purpose of diagnosing, preventing or treating a disease or condition in humans or non-human animals.

2.51.                     “RTK TECHNOLOGY” shall mean all inventions and any information, know-how, technical and non-technical data, methods and processes and any drawings, plans, diagrams, specifications, and/or other documents or data form containing such information that directly relates to (i) one or more RTKs and the activity, modification and/or modulation thereof or (ii) RTK PRODUCTS (including, but not limited to, the composition, method of use or method of manufacture of RTK PRODUCTS).

2.52.                     “SCHLESSINGER” is defined in the recitals to this AGREEMENT.

2.53.                     “SCHLESSINGER LAB” is defined in the recitals to this AGREEMENT.

2.54.                     “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, offer for sale, have sold, import or export any PRODUCT IN CLASS or to practice any LICENSED METHOD.

2.55.                     “SUBLICENSE INCOME” shall mean consideration in any form actually received by LICENSEE or an AFFILIATE in connection with a grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export PRODUCTS IN CLASS or to practice the TECHNOLOGY, but excluding consideration that may be received by LICENSEE or an AFFILIATE as a royalty (or similar consideration) on sales of such PRODUCTS IN CLASS.  SUBLICENSE INCOME shall include, without limitation, but subject to the following sentence, any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by LICENSEE, equity interest in a person and/or entity other than LICENSEE or an AFFILIATE and any distribution or joint marketing fee.  SUBLICENSE INCOME shall not include:

(a)                                 any payments or reimbursements for past, present or future research, development, manufacturing or commercial launch activity, including, without limitation, laboratory research, clinical research and development, process development, regulatory approvals or certifications, reimbursement for payments due to YALE pursuant to Section 5.5 or Section 5.8, and commercial launch expenses, except where, and to the extent that, such payments or reimbursements are in excess of LICENSEE’s external costs and reasonably attributable internal costs incurred in undertaking such activities;

(b)                                 any consideration received for an equity interest in, extension of credit to, or other investment in, LICENSEE or an AFFILIATE; or

(c)                                  any reimbursement for patent expenses or other costs or expenses of LICENSEE or an AFFILIATE associated with creating or maintaining intellectual property protection.

In case an extension of credit to LICENSEE by a SUBLICENSEE, as described in clause (b) above, is forgiven in whole or in part by the SUBLICENSEE, within thirty (30) days thereafter LICENSEE shall by notice to YALE provide information in reasonable detail showing the categories and uses of such funds for purposes of determining the amount thereof, if any, that constitutes SUBLICENSE INCOME. YALE may request in writing and LICENSEE shall not unreasonably refuse to provide in writing additional information about the categories and uses of such forgiven extension of credit.

2.56.                     “TECHNOLOGY” shall mean LICENSED KNOW-HOW, LICENSED MATERIALS, LICENSED METHODS, and/or LICENSED PATENTS.

2.57.                     “TERM” is defined in Section 3.7.

2.58.                     “TERMINATION EVENT” shall mean:

(a)                                 LICENSEE fails to make any payment whatsoever due and payable pursuant to this AGREEMENT and LICENSEE shall fail to make all such payments (and to pay all interest due on such payments under Section 6.4) for thirty (30) days after receipt of written notice of such failure from YALE; or

(b)                                 LICENSEE commits a material breach of any provision of this AGREEMENT (other than as provided in the immediately preceding clause (a)) which breach (1) if capable of being cured, shall continue uncured for sixty (60) days after LICENSEE receives written notice thereof from YALE, which notice shall identify such breach in reasonable detail, or (2) is not capable of being cured; or

(c)                                  LICENSEE fails to obtain or maintain insurance as described in Article 14; or

(d)                                 LICENSEE gives notice to YALE pursuant to Section 7.4(a) or (b); or

(e)                                  the occurrence of any of the events set forth in Section 7.4(a) or (b).

2.59.                     “TERMINATION EVENT INFORMATION NOTICE” is defined in Section 13.4(a).

2.60.                     “TERMINATION EVENT NOTICE” is defined in Section 13.4(b).

2.61.                     “VALID CLAIM” shall mean, as the context requires, (i) an issued and unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority of competent jurisdiction through no fault or cause of LICENSEE or (ii) an issued and unexpired claim of a KOLLTAN PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority of competent jurisdiction.

2.62.                     “VISITING SCIENTIST IP” shall mean any intellectual property resulting from work done by LICENSEE employees in laboratory space in the Department of Pharmacology at the Yale School of Medicine during the period from November 17, 2008 through June 22, 2009 where such intellectual property was created by such LICENSEE employees.  Such VISITING SCIENTIST IP may include inventions, discoveries, developments, technical information, trade secrets, know-how, methods, techniques, formulae, data, information, processes, intellectual property and other proprietary ideas, whether patentable or patented or not patentable or not yet patented.  Some VISITING SCIENTIST IP is described in more detail in Appendix C, which is hereby incorporated into this AGREEMENT.  YALE and LICENSEE have previously entered into (1) a Visiting Scientist Agreement, effective November 14, 2008, as amended by

Amendment One to Visiting Scientist Agreement, effective January 5, 2009 and (2) a separate Visiting Scientist Agreement, effective January 5, 2009 (collectively, the “Two Visiting Scientist Agreements”).  It is understood and agreed that any VISITING SCIENTIST IP shall be governed by the terms of this AGREEMENT, in addition to the Two Visiting Scientist Agreements, however, in the case of any inconsistencies between this AGREEMENT and one or both of the Two Visiting Scientist Agreements, the provisions of this AGREEMENT shall prevail.  LICENSEE hereby acknowledges that, during the term of each of the Two Visiting Scientist Agreements, LICENSED KNOW-HOW was provided to LICENSEE pursuant to the terms of the ORIGINAL LICENSE AGREEMENT, and LICENSEE hereby acknowledges having received and made use of such LICENSED KNOW-HOW from YALE.

ARTICLE 3                              LICENSE GRANT AND TERM

3.1.                            Subject to all the terms and conditions of this AGREEMENT, YALE hereby grants to LICENSEE an exclusive license under all of YALE’s interest in the LICENSED PATENTS, LICENSED MATERIALS and LICENSED METHODS to make, have made, use, sell, offer for sale, have sold, import or export therapeutic and prophylactic RTK PRODUCTS in the LICENSED TERRITORY, with the right to sublicense as provided in this AGREEMENT.

3.2.                            Subject to all the terms and conditions of this AGREEMENT, YALE hereby grants to LICENSEE a non-exclusive license under all of YALE’s interest in the LICENSED PATENTS and LICENSED METHODS and LICENSED MATERIALS to make, have made, use, sell, offer for sale, have sold, import or export diagnostic RTK PRODUCTS within the LICENSED TERRITORY, with the right to sublicense as provided in this AGREEMENT.

3.3.                            Subject to all the terms and conditions of this AGREEMENT, YALE hereby grants to LICENSEE a non-exclusive license under all of YALE’s interest in the LICENSED KNOW-HOW to make, have made, use, sell, offer for sale, have sold, import or export any RTK PRODUCT, method, procedure, service or process in the LICENSED TERRITORY, with the right to sublicense as provided in this AGREEMENT.

3.4.                            (a)                                 Collectively, the rights granted to LICENSEE under Section 3.1, Section 3.2 and Section 3.3 shall be the “LICENSE”.  The LICENSE is further subject to all the terms and conditions of this AGREEMENT, including, without limitation, YALE’s right to terminate the LICENSE if a TERMINATION EVENT has occurred and is continuing by reason of, among other things, LICENSEE’s failure to pay all amounts due to YALE pursuant to Articles 5, 6, and 10 and LICENSEE’s failure to comply with Section 7.5.

(b)                             Part of the consideration received by YALE for the grant of the LICENSE is LICENSEE’s obligation under the RESEARCH AGREEMENT to provide RESEARCH SUPPORT in the aggregate amount of Nine Million Dollars ($9,000,000), consisting of One Million Five Hundred Thousand Dollars per year over the six-year period provided in the RESEARCH AGREEMENT.  [**]; provided, however, [**].

3.5.                            To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “FEDERAL PATENT POLICY”).  As a condition of the grant of the LICENSE, LICENSEE acknowledges and shall comply with all aspects of the FEDERAL PATENT POLICY applicable to the LICENSED PATENTS, including the obligation that PRODUCTS IN CLASS used or sold in the United States be manufactured substantially in the United States.  Nothing contained in this AGREEMENT obligates or shall obligate YALE to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the FEDERAL PATENT POLICY with respect to the LICENSED PATENTS.

3.6.                            The LICENSE is expressly made subject to YALE’s reservation of the right, on behalf of itself and all other non-profit academic research institutions, to make, use and practice the TECHNOLOGY for academic research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development, use, manufacture, sale or distribution.  Nothing in this AGREEMENT shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED KNOW-HOW, LICENSED MATERIALS, LICENSED METHODS, and LICENSED PATENTS.

3.7.                            The term of the LICENSE (the “TERM”) shall commence on the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE and, unless terminated earlier as provided in Article 13, shall automatically expire, on a country-by-country basis, on the date that is the latest of whichever of the following is applicable:

(a)                                 the date on which the last of the VALID CLAIMS of the patents included in the LICENSED PATENTS in such country expires, lapses or is declared to be invalid by a final decision of a court or other authority of competent jurisdiction, not subject to further appeal, through no fault or cause of LICENSEE; and

(b)                                 the date that is fifteen (15) years after the last LICENSED KNOW-HOW, LICENSED MATERIALS, or LICENSED METHODS have been provided to LICENSEE by YALE under this AGREEMENT; and

(c)                                  the date that is fifteen (15) years from the date of FIRST SALE of a PRODUCT IN CLASS;

but in no event shall the TERM end later than the date that is thirty (30) years after the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE.

3.8.                            YALE hereby agrees that, after the EFFECTIVE DATE and for so long as SCHLESSINGER is MEANINGFULLY INVOLVED AT YALE and MEANINGFULLY INVOLVED AT KOLLTAN, except for [**]-FUNDED PATENTS, YALE will not grant any third party (including [**]) any rights, for any therapeutic or prophylactic uses, in any patent application or patents (or, for the avoidance of doubt, related filings described in clause (c), (d) or (e) of the definition of LICENSED PATENTS) filed by or on behalf of YALE that claim RTK TECHNOLOGY made, created, developed, discovered, conceived or first reduced to practice by or on behalf of SCHLESSINGER, LAX, the SCHLESSINGER LAB or the LAX LAB (including, for the avoidance of doubt, under the RESEARCH AGREEMENT).

3.9.                            In the event that YALE materially breaches a representation or warranty contained in Section 1.2 with respect to the TECHNOLOGY (a “Section 1.2 Breach”), which in turn creates potential liability for LICENSEE (including, potentially, for its AFFILIATES or SUBLICENSEES) to YALE or a third party (“Section 1.2 Liability”), YALE hereby agrees it will never institute any action or suit at law or in equity against LICENSEE or its AFFILIATES or its SUBLICENSEES alleging Section 1.2 Liability with respect to the use by LICENSEE or its AFFILIATES or SUBLICENSEES of the component(s) of the TECHNOLOGY that was(were) the subject of the Section 1.2 Breach, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, suit, action, or cause of action for damages, costs, other compensation or injunctive relief for or on account of any Section 1.2 Liability, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, arising out of the use by LICENSEE or its AFFILIATES or its SUBLICENSEES of the component(s) of the TECHNOLOGY that was(were) the subject of the Section 1.2 Breach.  For the avoidance of doubt, the preceding sentence shall in no way limit LICENSEE’s ability to seek other remedies with respect to YALE, nor shall it in any way limit LICENSEE’s obligations to comply in good faith with all provisions of this AGREEMENT with which it is able to comply notwithstanding the Section 1.2 Breach.

3.10.                     No earlier than twenty-seven (27) months after the EFFECTIVE DATE and no later than thirty (30) months after the EFFECTIVE DATE, YALE may, by written notice to LICENSEE, elect to deem SCHLESSINGER to no longer be MEANINGFULLY INVOLVED AT KOLLTAN and MEANINGFULLY INVOLVED AT YALE as of the third anniversary of the EFFECTIVE DATE.  Following delivery of such notice, for purposes of this AGREEMENT, SCHLESSINGER shall be deemed to be no longer MEANINGFULLY INVOLVED AT KOLLTAN and MEANINGFULLY INVOLVED AT YALE as of the third anniversary of the EFFECTIVE DATE.

3.11.                     In the event of a CHANGE OF CONTROL, upon the occurrence of such CHANGE OF CONTROL, for purposes of this AGREEMENT, SCHLESSINGER shall be deemed to be no longer MEANINGFULLY INVOLVED AT KOLLTAN and MEANINGFULLY INVOLVED AT YALE as of the date of such occurence.

ARTICLE 4                              SUBLICENSES

4.1.                            Any sublicense by LICENSEE of the rights granted to it under this AGREEMENT shall comply with the provisions of Sections 4.2, 4.3 and 4.4.

4.2.                            Subject to Section 4.5, any sublicense granted by LICENSEE shall include terms under which the SUBLICENSEE agrees with the LICENSEE, and shall include provisions in favor of LICENSEE, as sublicensor thereunder, substantially the same as are provided in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Article 8, Section 9.1, Section 9.2, Section 10.6, Article 12 and Article 14 of this AGREEMENT with respect to the subject matter of such sublicense and the related definitions in this AGREEMENT.  LICENSEE will provide YALE with a copy of each sublicense agreement (and all amendments thereof) within thirty (30) days of execution of such agreement or amendment.  LICENSEE shall not be responsible for the performance of any SUBLICENSEE under any such sublicense and shall be obligated to pay royalties and other amounts that arise from such sublicense and are due to YALE only as and to the extent such SUBLICENSEE pays the same to LICENSEE.

4.3.                            LICENSEE shall pay royalties to YALE on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES under Article 6, regardless of the royalty rates payable by SUBLICENSEES to LICENSEE under a sublicense agreement.  In addition, LICENSEE shall pay to YALE [**] Percent ([**]%) of any SUBLICENSE INCOME.

4.4.                            LICENSEE agrees that it shall:

(a)                                 within thirty (30) days of execution by the parties, provide YALE with a copy of any amendments to sublicenses granted by LICENSEE under this AGREEMENT, and within thirty (30) days after termination of any sublicense, notify YALE of such termination; and

(b)                                 within thirty (30) days of receipt, provide complete copies of all reports provided to LICENSEE by SUBLICENSEES pursuant to any sublicense; provided, however, that LICENSEE may omit or redact from the copies so provided to YALE any portion of the reports of a SUBLICENSEE which portion contains information that LICENSEE would not have otherwise been required to report to YALE under Section 7.3 if such report were provided by LICENSEE directly; and

(c)                                  use commercially reasonable efforts to seek compliance in all material respects by each SUBLICENSEE with the terms of the sublicense to which such SUBLICENSEE is a party.

4.5.                            If LICENSEE proposes to enter into a sublicense that does not include terms that require SUBLICENSEE thereunder to agree substantially as provided in Sections 7.1 and 7.2 of this AGREEMENT (and the related definitions) with respect to the subject matter of such sublicense, then LICENSEE shall submit the proposed form of such sublicense to YALE for review and approval prior to entering into such sublicense.  YALE’s review and approval of any such sublicense shall be limited to the terms of the due diligence obligations of SUBLICENSEE thereunder, provided that such sublicense otherwise complies with the requirements of Sections 4.2 and 4.3 of this AGREEMENT.  YALE shall notify LICENSEE of any objections it may have to the due diligence terms of a proposed sublicense within fifteen (15) days after LICENSEE submits such sublicense to YALE for its review and approval, and LICENSEE shall notify YALE of LICENSEE’s response to said objections within fifteen (15) days after receipt of YALE’s objections. YALE shall not unreasonably withhold its consent to any such sublicense provided that LICENSEE substantively responds to YALE’s objections.

ARTICLE 5                              LICENSE ISSUE ROYALTY; LICENSE MAINTENANCE ROYALTY; MILESTONE ROYALTIES

5.1.                            The parties acknowledge that LICENSEE paid to YALE, within ninety (90) days after the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE, a non-refundable license issue royalty of Fifty Thousand Dollars ($50,000.00).

5.2.                            During the TERM, LICENSEE agrees to pay to YALE an annual license maintenance royalty (“LMR”) commencing with the first anniversary of the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE according to the following schedule:

Anniversary of the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE	LMR
[**]	[**]
[**]	[**]

until LICENSEE starts to pay MRP under Section 6.3.  The parties acknowledge that, as of the EFFECTIVE DATE, LICENSEE has paid YALE the first three (3) LMR payments.

5.3.                            LICENSEE shall pay YALE, for each therapeutic or prophylactic PRODUCT IN CLASS that is developed by LICENSEE or an AFFILIATE, a non-refundable milestone royalty of Three Million Dollars ($3,000,000.00) when LICENSEE has collected at least [**] Dollars ($[**]) in NET SALES of such PRODUCT IN CLASS, determined on an accrual basis consistent with the GAAP used in the preparation of the financial statements furnished by LICENSEE to YALE pursuant to Section 9.3, subject to Section 5.11.

5.4.                            Notwithstanding Section 5.3, in case a CHANGE OF CONTROL shall occur, then for each therapeutic or prophylactic PRODUCT IN CLASS for which IND APPROVAL for a PHASE 1 STUDY occurs after such CHANGE OF CONTROL, in lieu of making payment in respect of such therapeutic or prophylactic PRODUCT IN CLASS of the milestone royalty provided in Section 5.3, and subject to Section 5.11, LICENSEE shall pay the following milestone royalties:

(a)                                 a non-refundable milestone royalty of [**] Dollars ($[**]) upon [**]; and

(b)                                 a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**]; and

(c)                                  a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**]; and

(d)                                 a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**]; and

(e)                                  a non-refundable milestone royalty of [**] Dollars ($[**]) upon the [**].

For the avoidance of doubt, each of the foregoing milestone royalties shall be payable only once for each therapeutic or prophylactic PRODUCT IN CLASS, even if such PRODUCT IN CLASS achieves a given milestone more than once.

5.5.                            In case of a sublicense by LICENSEE with respect to a proposed or actual therapeutic or prophylactic PRODUCT IN CLASS for which, on the effective date of such sublicense, a milestone royalty under Section 5.3 shall not yet have become due and payable by LICENSEE, then from and after the date of such sublicense, LICENSEE shall pay milestone royalties for such therapeutic or prophylactic PRODUCT IN CLASS in accordance with Section 5.4 and Section 5.3 shall be inapplicable to such PRODUCT IN CLASS.  In case of any such sublicense, if on the effective date of such sublicense, one or more of the milestones specified in Section 5.4 shall have been met, then, within thirty (30) days after the effective date of the sublicense for each such therapeutic or prophylactic PRODUCT IN CLASS, LICENSEE shall pay YALE the milestone royalties for all milestones specified in Section 5.4 which shall have been achieved for such PRODUCT IN CLASS prior to the effective date of such sublicense.

5.6.                            LICENSEE shall pay YALE, for each diagnostic PRODUCT IN CLASS that is developed by LICENSEE, a non-refundable milestone royalty of Three Hundred Thousand Dollars ($300,000.00) when LICENSEE and/or an AFFILIATE has received at least [**] Dollars ($[**]) in NET SALES of such PRODUCT IN CLASS, determined on an accrual basis consistent with the GAAP used in the preparation of the financial statement, furnished by LICENSEE to YALE pursuant to Section 9.3, subject to Section 5.11.

5.7.                            Notwithstanding Section 5.6, in case a CHANGE OF CONTROL shall occur, then for each diagnostic PRODUCT IN CLASS for which, after such CHANGE OF CONTROL, LICENSEE receives IND APPROVAL for the first clinical trial of such PRODUCT IN CLASS, then in lieu of making payment in respect of such PRODUCT IN CLASS of the milestone royalty provided in Section 5.6, and subject to Section 5.11, LICENSEE shall pay the following milestone royalties:

(a)                                 a non-refundable milestone royalty of [**] Dollars ($[**]) when [**]; and

(b)                                 a non-refundable milestone royalty of [**] Dollars ($[**]) when [**]; and

(c)                                  a non-refundable milestone royalty of [**] Dollars ($[**]) when [**].

For the avoidance of doubt, each of the foregoing milestone royalties shall be payable only once for each diagnostic PRODUCT IN CLASS, even if such PRODUCT IN CLASS achieves a given milestone more than once.

5.8.                            In case of a sublicense by LICENSEE with respect to a proposed or actual diagnostic PRODUCT IN CLASS for which, on the effective date of such sublicense, a milestone royalty under Section 5.6 shall not yet have become due and payable by LICENSEE, then from and after the date of such sublicense, LICENSEE shall pay milestone royalties for each such diagnostic PRODUCT IN CLASS in accordance with Section 5.7 and Section 5.6 shall be inapplicable to such PRODUCT IN CLASS.  In case of any such sublicense, if on the effective date of such sublicense, one or more of the milestones specified in Section 5.7 shall have been met, then, within thirty (30) days after the effective date of the sublicense for such diagnostic PRODUCT IN CLASS, LICENSEE shall pay YALE the milestone royalties for all milestones specified in Section 5.7 which shall have been achieved for such PRODUCT IN CLASS prior to the effective date of such sublicense.

5.9.                            In case a particular PRODUCT IN CLASS is both a therapeutic or prophylactic and a diagnostic and such therapeutic or prophylactic PRODUCT IN CLASS is or is intended to be marketed and sold separate from diagnostic PRODUCT IN CLASS and such diagnostic

PRODUCT IN CLASS is or is intended to be marketed and sold for a use other than determining the suitability of the use of such therapeutic or prophylactic PRODUCT IN CLASS in particular patients, then milestone royalties for both the therapeutic or prophylactic and the diagnostic PRODUCT IN CLASS under Sections 5.3, 5.4, 5.6 or 5.7 shall be due to YALE under this AGREEMENT.

5.10.                     None of the license issue royalty set forth in Section 5.1, the LMR set forth in Section 5.2 or the milestone royalties set forth in Sections 5.3, 5.4, 5.6 or 5.7 shall be credited against EARNED ROYALTIES payable under Article 6.  LICENSEE shall pay the amounts payable to YALE under Sections 5.3 and 5.6 within ninety (90) days after the end of LICENSEE’s fiscal year in which the applicable NET SALES threshold is met.

5.11.                     Notwithstanding any other provision of this AGREEMENT, for purposes of determining what constitutes a single or separate therapeutic or prophylactic and/or diagnostic PRODUCTS IN CLASS or a single or separate services using LICENSED METHODS:

(a)                                 any two or more therapeutic or prophylactic PRODUCTS IN CLASS or therapeutic or prophylactic LICENSED METHOD which have as an active ingredient the same molecule, chemical entity or compound as one another shall be deemed a single therapeutic PRODUCT IN CLASS or single therapeutic LICENSED METHOD, as the case may be, even if researched, developed, marketed, delivered or sold for different indications or with different formulations or under different regulatory approvals.

(b)                                 any two or more diagnostic PRODUCTS IN CLASS or two or more diagnostic LICENSED METHODS which have as an active ingredient the same molecule, chemical entity or compound as one another shall be deemed a single diagnostic PRODUCT IN CLASS or single service using a LICENSED METHOD, as the case may be, even if researched, developed, marketed, delivered, or sold for different indications or with different formulations or under different regulatory approvals.

ARTICLE 6                              EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

6.1.                            During the TERM, and subject to the following sentence, as partial consideration for the LICENSE, LICENSEE shall pay to YALE an earned royalty on worldwide cumulative NET SALES of each PRODUCT IN CLASS or LICENSED METHOD developed by LICENSEE or its SUBLICENSEES or AFFILIATES equal to [**] percent ([**]%) of such NET SALES (the “EARNED ROYALTY”).  If for such a PRODUCT IN CLASS or LICENSED METHOD there is not a VALID CLAIM in either a LICENSED PATENT or a KOLLTAN PATENT, in each case claiming such PRODUCT IN CLASS or LICENSED METHOD, then the EARNED ROYALTY on such a PRODUCT IN CLASS or LICENSED METHOD shall be reduced (a “REDUCED EARNED ROYALTY”).  The REDUCED EARNED ROYALTY on worldwide cumulative NET SALES of each PRODUCT IN CLASS or LICENSED METHOD developed by LICENSEE or its SUBLICENSEES or AFFILIATES shall be equal to [**] percent ([**]%) of such NET SALES from and after the date there is no such VALID CLAIM.  Unless otherwise stated in this AGREEMENT, any reference to “EARNED ROYALTIES” shall refer to either or both EARNED ROYALTIES and REDUCED EARNED ROYALTIES, as the case may be.

6.2.                            LICENSEE shall pay all EARNED ROYALTIES accruing to YALE within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

6.3.                            During the TERM, LICENSEE agrees to pay YALE annual Minimum Royalty Payments (“MRP”), commencing on the first anniversary of the ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE to occur at least six (6) months after the date of the FIRST SALE of the first PRODUCT IN CLASS or first service using a LICENSED METHOD that results in NET SALES for such a first PRODUCT IN CLASS or LICENSED METHOD.

(a)                                 If the PRODUCT IN CLASS or service using a LICENSED METHOD the FIRST SALE of which gives rise to LICENSEE’s obligation to pay an MRP is a therapeutic or prophylactic PRODUCT IN CLASS or service using a LICENSED METHOD, then the MRP shall be made according to the following schedule:

Years after FIRST SALE	MRP
Year 1	[**]
Year 2	[**]
Years 3-5	[**]
Year 6 and every year thereafter	[**]

(b)                                 If the PRODUCT IN CLASS or service using a LICENSED METHOD the FIRST SALE of which gives rise to LICENSEE’s obligation to pay an MRP is a diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD, then the MRP shall be made according to the following schedule:

Years after FIRST SALE	MRP
Year 1	[**]
Year 2	[**]
Years 3-5	[**]
Year 6 and every year thereafter	[**]

(c)                                  Once the LICENSEE has made a FIRST SALE of both a therapeutic or prophylactic PRODUCT IN CLASS or a service using a LICENSED METHOD and a diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD, then thereafter MRP shall be the sum of the amounts indicated in Sections 6.3(a) and 6.3(b). If the FIRST SALE of a PRODUCT IN CLASS or service using a LICENSED METHOD is both a therapeutic or prophylactic and a diagnostic and such therapeutic or prophylactic PRODUCT IN CLASS or service using a LICENSED METHOD is, or is intended to be, marketed and sold separate from such diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD, as the case may be, and such diagnostic PRODUCT IN CLASS or service using a LICENSED METHOD is, or is intended to be, marketed and sold for a use other than determining the suitability of the use of such therapeutic or prophylactic PRODUCT IN CLASS or service using a LICENSED METHOD in particular patients, then thereafter MRP shall be the sum of the amounts indicated in Sections 6.3(a) and 6.3(b).

(d)                                 Once the MRP commences, LICENSEE shall continue to pay the MRP for PRODUCTS IN CLASS or services using LICENSED METHODS until the end of the TERM, subject to Section 6.3(e).  YALE shall fully credit MRP paid against any EARNED ROYALTIES payable by LICENSEE in the same year.

(e)                                  If at any time after the MRP commences all PRODUCTS IN CLASS and services using a LICENSED METHOD for which a FIRST SALE has occurred are temporarily or permanently removed from the market and there is no longer any PRODUCT IN CLASS or service using a LICENSED METHOD subject to EARNED ROYALTY under the terms of this AGREEMENT, then the MRP due under Section 6.3 shall be suspended and LICENSEE shall resume payment of the applicable LMR under Section 5.2. The payment of LMR as so resumed shall continue until such time as marketing of any removed PRODUCT IN CLASS or service using a LICENSED METHOD has resumed or LICENSEE shall have made a FIRST SALE of another PRODUCT IN CLASS or service using a LICENSED METHOD, subject to suspension of the MRP through subsequent operation of this Section 6.3(e).  MRP that is suspended or resumed and LMR that arises by reason of this Section 6.3(e), in any such case for a period of less than 12 months, shall be prorated.

(f)                                   If at any time the applicable rate of EARNED ROYALTIES for all PRODUCTS IN CLASS and services using any LICENSED METHOD shall become the REDUCED EARNED ROYALTY, then the applicable MRP shall thereafter be [**] percent ([**]%) of the applicable amount from the above schedules, prorated for any period of less than 12 months.

6.4.                            All EARNED ROYALTIES and other payments due under this AGREEMENT shall be paid to YALE in United States Dollars.  In the event that conversion from foreign currency is required in calculating a payment under this AGREEMENT, the exchange rate used shall be the Interbank rate quoted by Citibank, N.A. at the end of the last business day of the quarter in which the royalty was earned.  If overdue, the EARNED ROYALTIES and any other payments due under this AGREEMENT shall bear interest until payment at a per annum rate equal to [**], and YALE shall be entitled to recover reasonable attorneys’ fees and costs related to the collection of overdue EARNED ROYALTIES or other overdue amounts payable by LICENSEE under this AGREEMENT, following such failure to pay.  The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

ARTICLE 7                              DUE DILIGENCE

7.1.                            LICENSEE has designed a plan for pre-clinical and clinical development of one or more PRODUCTS IN CLASS by use of the TECHNOLOGY, which plan (i) includes a description of research and development, testing, government approval and manufacturing of PRODUCTS IN CLASS and/or LICENSED METHODS and (ii) after completion of a PIVOTAL TRIAL for a PRODUCTS IN CLASS and/or LICENSED METHODS, will additionally include a description of the plan for the marketing and sale or lease of such PRODUCTS IN CLASS and/or LICENSED METHODS (as such plan may be supplemented or modified from time to time pursuant to Section 7.3, the “PLAN”).  A copy of the PLAN as of the

EFFECTIVE DATE is attached to this AGREEMENT as Appendix B and incorporated herein by reference.

7.2.                            LICENSEE shall use REASONABLE COMMERCIAL EFFORTS to pursue development and commercialization of PRODUCTS IN CLASS and LICENSED METHODS.  The efforts of AFFILIATES and SUBLICENSEES shall be considered LICENSEE efforts for purposes of determining whether LICENSEE is using REASONABLE COMMERCIAL EFFORTS as required by this Section 7.2.  LICENSEE shall not pursue development and commercialization of an RTK PRODUCT that is not a PRODUCT IN CLASS for the sole purpose of avoiding the payment of a royalty to YALE pursuant to Section 6.1.

7.3.                            No later than one hundred twenty (120) days after the end of each calendar year during the TERM, LICENSEE shall provide to YALE a written report describing LICENSEE’s, SUBLICENSEE’s, and/or AFFILIATE’s activities and progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales, as applicable, of one or more PRODUCTS IN CLASS or LICENSED METHODS during such year and indicating LICENSEE’s progress and problems to date in implementing the PLAN during such year.  If during the course of the year covered by such report LICENSEE, SUBLICENSEE or AFFILIATE shall have been involved in REASONABLE COMMERCIAL EFFORTS for more than one actual or proposed PRODUCT IN CLASS or LICENSED METHOD, such report for such year shall provide the information set forth above for each such actual or proposed PRODUCT IN CLASS or LICENSED METHOD.  If progress or developments differ from those anticipated in the PLAN, as supplemented by prior reports LICENSEE has provided pursuant to this Section 7.3, then in such report LICENSEE shall identify in reasonable detail the principal differences, state the reasons for the differences and set forth a modified research, development, regulatory approval, manufacturing, sublicensing, marketing and sales plan.  Such report shall also include a forecast and schedule of major events required to market the PRODUCTS IN CLASS or LICENSED METHODS under development during such year.  Such report shall also include the aggregate MINIMUM DIRECT COSTS actually incurred to the end of the most recent calendar year preceding such report.  LICENSEE shall also promptly provide any reasonable additional data that YALE by written notice to LICENSEE requests in order to evaluate LICENSEE’s exercise of REASONABLE COMMERCIAL EFFORTS during such year.  Within thirty (30) days following any assignment by LICENSEE pursuant to Section 17.6, the assignee shall provide YALE with an updated and revised copy of the PLAN.

7.4.                            LICENSEE shall immediately notify YALE if at any time LICENSEE (a) abandons or suspends, or determines to abandon or suspend, its research, development and marketing of the PRODUCTS IN CLASS and LICENSED METHODS, (b) fails to comply with its due diligence obligations under this Article for a period exceeding ninety (90) days, or (c) abandons or suspends, or determines to abandon or suspend, its clinical research, development or marketing of a particular PRODUCT IN CLASS or a particular LICENSED METHOD.

7.5.                            LICENSEE shall during the TERM incur costs (including external costs and reasonably attributable internal costs) towards research, clinical development, regulatory approvals, manufacturing, intellectual property filings or maintenance fees, or marketing of one or more PRODUCT IN CLASS and/or LICENSED METHODS (“MINIMUM DIRECT COSTS”) according to the following schedule:

Period from ORIGINAL LICENSE AGREEMENT EFFECTIVE DATE to end of	Cumulative MINIMUM DIRECT COSTS
Year 5	$15,000,000
Year 8	$25,000,000

In determining the amount of such costs that LICENSEE has incurred, costs of LICENSEE shall be calculated on an accrual basis, consistent with the GAAP used in the preparation of LICENSEE’s financial statements furnished to YALE pursuant to Section 9.3, and amounts paid by LICENSEE as RESEARCH SUPPORT of the RESEARCH PROGRAM and such documented costs incurred by SUBLICENSEES and/or AFFILIATES towards a PRODUCT IN CLASS or a LICENSED METHOD shall all be considered costs incurred by LICENSEE.

ARTICLE 8                              CONFIDENTIALITY AND PUBLICITY

8.1.                            Subject to the parties’ rights and obligations pursuant to this AGREEMENT, YALE and LICENSEE agree that during the TERM and for five (5) years thereafter, each of them:

(a)                                 will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, require its SUBLICENSEES to agree in writing with LICENSEE, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b)                                 will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this AGREEMENT; and

(c)                                  will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this AGREEMENT or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

(d)                                 will, within sixty (60) days of termination of this AGREEMENT, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this AGREEMENT except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

8.2.                            The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a)                                 was known to the recipient prior to the disclosure by the disclosing party; or

(b)                                 is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c)                                  is rightfully given to the recipient from sources independent of the disclosing party; or

(d)                                 is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

(e)                                  is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order; or

(f)                                   is provided under the RESEARCH AGREEMENT (which CONFIDENTIAL INFORMATION shall be governed by the provisions of the RESEARCH AGREEMENT governing confidential information).

8.3.                            Except as required by law, neither party may disclose the financial terms of this AGREEMENT without the prior written consent of the other party, except that LICENSEE may disclose such terms to persons who agree in writing with LICENSEE to keep such information confidential.

ARTICLE 9                              REPORTS, RECORDS AND INSPECTIONS

9.1.                            LICENSEE shall, within thirty (30) days after the calendar year in which NET SALES first occur, and within thirty (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide YALE with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6.  NET SALES of PRODUCTS IN CLASS or LICENSED METHODS shall be deemed to have occurred as determined in accordance with the GAAP used in the preparation of the financial statement furnished by LICENSEE to YALE pursuant to Section 9.3.  Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a)                                 the number of PRODUCTS IN CLASS manufactured, sold, leased or otherwise transferred or disposed of, and the amount of LICENSED METHODS sold, by LICENSEE, SUBLICENSEES and AFFILIATES;

(b)                                 a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the PRODUCTS IN CLASS and LICENSED METHODS and any permitted deductions made pursuant to Section 2.34;

(c)                                  a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d)                                 names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

9.2.                            LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this AGREEMENT.  LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain.  Such books and records shall be open to inspection by YALE or an independent certified public accountant selected by YALE, at YALE’s expense, during normal business hours upon ten (10) days’ prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE.  In the event LICENSEE underpaid the amounts due to YALE with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, within thirty (30) days of receiving notice thereof from YALE.

9.3.                            LICENSEE shall deliver to YALE within one hundred fifty (150) days after the end of each fiscal year of LICENSEE during the TERM, an income statement for such fiscal year, a balance sheet of LICENSEE and statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such financial statements to be prepared in accordance with generally accepted accounting principles (“GAAP”), and accompanied by an audit report of independent public accountants of nationally recognized standing selected by LICENSEE.

ARTICLE 10                       PATENT PROTECTION

10.1.                     LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS.  Any and all such United States patent applications, and resulting issued patents, shall remain the property of YALE.

10.2.                     LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of all foreign patent applications, and patents contained in the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by YALE and agreed to by LICENSEE.  All such applications or patents shall remain the property of YALE.

10.3.                     If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any country outside the United States, or fails to pay the expenses of filing, prosecuting or maintaining a patent application or patent in the United States, then the LICENSE with respect to such patent application or patent shall terminate automatically with respect to that country.

10.4.                     The costs mentioned in Sections 10.2 and 10.3 shall include, but are not limited to, any past, present and future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at YALE’s option, either directly to patent counsel or by reimbursement to YALE.  In either case, LICENSEE shall make payment directly to the appropriate party within thirty (30) days of receiving its invoice.  If LICENSEE fails to make payment to YALE or patent counsel, as appropriate, within the thirty (30) day period, LICENSEE shall be charged a five percent (5%) surcharge on the invoiced amount per month or fraction thereof or such other amount (higher or lower) as may be charged by patent counsel.  Failure of LICENSEE to pay the surcharge shall be grounds for termination by YALE under Section 13.1 as and to the extent the same constitutes a TERMINATION EVENT.

10.5.                     All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by YALE and reasonably acceptable to LICENSEE.  Said independent patent counsel shall be ultimately responsible to YALE.  LICENSEE shall have the right to retain, at its own expense, separate patent counsel to advise LICENSEE regarding such patent matters.  YALE shall instruct its patent counsel to keep YALE, LICENSEE and LICENSEE’s patent counsel, if any, fully informed of the progress of all patent applications and patents, and to give both YALE and LICENSEE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures and other matters in the course of patent prosecution and maintenance.  YALE will not finally abandon any patent application for which LICENSEE is bearing expenses without LICENSEE’s consent.  In making its decisions regarding patent matters YALE shall (1) give due regard to the advice of its patent counsel, (2) instruct its patent counsel to consider any advice offered by LICENSEE’s patent counsel, if any, and (3) conduct such preparation, prosecution and maintenance of patent applications and patents in a manner that is commercially reasonable and with a view to assisting LICENSEE in complying with its obligations under this AGREEMENT and to facilitate LICENSEE’s ability to commercialize PRODUCTS IN CLASS and/or LICENSED METHODS for which royalties will be payable by LICENSEE under Section 6.1.  YALE shall have no liability to LICENSEE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions taken in compliance with this AGREEMENT in connection with such patent prosecution.

10.6.                     LICENSEE shall mark, and shall require SUBLICENSEES to mark, all LICENSED PRODUCTS with the numbers of all patents included in LICENSED PATENTS that cover the PRODUCTS IN CLASS.  Without limiting the foregoing, all PRODUCTS IN CLASS shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such PRODUCTS IN CLASS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 11                       INFRINGEMENT AND LITIGATION

11.1.                     Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the TECHNOLOGY and shall supply the other party with documentation of the infringing activities that it possesses.

11.2.                     During the TERM:

(a)           LICENSEE shall have the first right and obligation to (i) defend its or its SUBLICENSEE’s use of the TECHNOLOGY against infringement or interference claims in the LICENSED TERRITORY by third parties and (ii) take action (including legal action) against third parties who may infringe the LICENSED PATENTS or otherwise misappropriate the LICENSED KNOW-HOW, LICENSED METHODS or LICENSED MATERIALS.  This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference.  If, in the reasonable opinion of both LICENSEE’s and YALE’s respective counsel, YALE is required to be a named party to any such suit for standing purposes, LICENSEE may join YALE as a party; provided, however, that (i) YALE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined YALE as a party; and (iii) LICENSEE shall keep YALE reasonably apprised of all developments in any such action.  LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without YALE’s prior written consent.  LICENSEE shall bear the expense of such legal actions.  Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in this Section unless required to participate by law.  However, YALE shall have the right to participate in any such action through its own counsel and at its own expense.  Any recovery shall first be applied to LICENSEE’s out-of-pocket expenses and second shall be applied to YALE’s out-of-pocket expenses, including legal fees.  Thereafter, any remaining amount of such recovery by LICENSEE up to the amount of compensatory damages recovered by LICENSEE shall be retained by LICENSEE, but if related to a PRODUCT IN CLASS or LICENSED METHOD shall be deemed, to the extent so related, NET SALES of a PRODUCT IN CLASS or LICENSED METHOD, as the case may be, during the calendar quarter in which such recovery is actually paid to LICENSEE, and shall be subject to payment by LICENSEE of an EARNED ROYALTY thereon pursuant to Section 6.1.  LICENSEE shall pay YALE [**] percent ([**]%) of the amount, if any, of any such recovery by LICENSEE related to a PRODUCT IN CLASS or LICENSED METHOD which amount is in excess of (i) LICENSEE’s and YALE’s out-of-pocket expenses as aforesaid and (ii) the amount of such compensatory damages as aforesaid.  LICENSEE shall make such payment to YALE within thirty (30) days after the end of the calendar quarter in which LICENSEE actually receives the amount giving rise to such payment to YALE.

(b)           Promptly after LICENSEE (a) receives notification from YALE of infringement by a third party or (b) otherwise first becomes aware of an infringement by a third party, whichever is earlier, LICENSEE shall investigate such infringement and take other steps, including, without limitation, contacting the person believed to be infringing, to determine the nature and extent of any such infringement and, if LICENSEE determines that such infringement is occurring, notify such infringing person to cease.  If such infringement shall nonetheless continue, then LICENSEE shall proceed in a timely manner in accordance with Section 11.2(a).  If LICENSEE fails to initiate such actions to investigate and determine the nature and extent of such infringement within sixty (60) days after the earlier of such notice from YALE or the date LICENSEE first becomes aware of such infringement or if LICENSEE fails to commence a legal action under Section 11.2(a) in a timely manner, as the case may be, then YALE may by notice to LICENSEE demand that LICENSEE take such actions or commence such legal action.  If

LICENSEE shall fail to take such action or commence such legal action, as the case may be, within sixty (60) days after such demand by YALE, then YALE shall have the right to take such action or to initiate such legal action, as the case may be, at its own expense.  If YALE initiates such legal action YALE may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS.  In such case, LICENSEE shall provide reasonable assistance to YALE if requested to do so.  YALE may settle such actions solely through its own counsel.  Any recovery shall be retained by YALE.  In case YALE initiates such legal action in accordance with this Section 11.2(b), then YALE may terminate the LICENSE in the country where such legal action is taken.

11.3.       In the event LICENSEE is permanently enjoined from exercising its LICENSE under this AGREEMENT pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate the LICENSE in the country where the suit was filed with respect to the allegedly infringing LICENSED PATENT following thirty (30) days’ written notice to the other party in accordance with the terms of Article 15.

11.4.       If LICENSEE, AFFILIATE, and/or SUBLICENSEE challenge a VALID CLAIM of a LICENSED PATENT or challenge a claim by YALE that a product is a PRODUCT IN CLASS (each a “CHALLENGE”), then LICENSEE, AFFILIATE, and/or SUBLICENSEE shall pay or continue to pay all amounts due under this AGREEMENT during the pendency of such CHALLENGE, whether or not any of such amounts is in dispute in such CHALLENGE.

ARTICLE 12        USE OF YALE’S NAME

LICENSEE shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, trade name or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance, except (a) that LICENSEE may disclose the terms of this AGREEMENT, the activities of the parties hereunder, and the TECHNOLOGY to its stockholders, potential investors and consultants who are subject to obligations to LICENSEE to keep such information confidential, where such confidentiality obligations are substantially similar to the obligations of LICENSEE to YALE hereunder and (b) as required by applicable law.

ARTICLE 13        TERMINATION

13.1.       YALE shall have the right to terminate the LICENSE upon written notice to LICENSEE in the event a TERMINATION EVENT shall have occurred and be continuing; provided, however, that any termination by reason of a TERMINATION EVENT (other than a TERMINATION EVENT described in Section 2.58(a)) shall be made in accordance with Section 13.4.

13.2.       The LICENSE shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business for a period of thirty (30) consecutive days or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for one hundred twenty (120) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

13.3.       LICENSEE shall have the right to terminate the LICENSE upon written notice to YALE:

(a)           at any time on six (6) months’ notice to YALE, provided LICENSEE is not in breach of the AGREEMENT in any material respect and upon payment of all amounts due YALE through the effective date of termination; or

(b)           in the event YALE commits a material breach of any of the provisions of this AGREEMENT and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE which notice shall identify such breach in reasonable detail, or upon receipt of such notice if such breach is not capable of being cured.

13.4.       Subject to Section 13.1, if YALE believes that a TERMINATION EVENT (other than a TERMINATION EVENT described in Section 2.58(a)) shall have occurred and be continuing, then such matter shall be resolved in accordance with this Section 13.4.

(a)           If YALE believes such a TERMINATION EVENT shall have occurred and be continuing and wishes to obtain additional information from LICENSEE to assess whether such a TERMINATION EVENT shall have occurred and be continuing, then YALE may so notify LICENSEE and request such information as YALE may specify in such notice to assist YALE in determining whether such a TERMINATION EVENT shall have occurred and be continuing (each a “TERMINATION EVENT INFORMATION NOTICE”).  LICENSEE shall respond to such TERMINATION EVENT INFORMATION NOTICE within thirty (30) days and in such response shall provide such information as YALE shall have requested and which LICENSEE has in its possession or may obtain without unreasonable effort or expense.

(b)           If either (1) notwithstanding LICENSEE having provided such additional information, YALE continues to believe such a TERMINATION EVENT shall have occurred and be continuing or (2) YALE believes such a TERMINATION EVENT shall have occurred and be continuing and does not wish to obtain additional information from LICENSEE under Section 13.4(a), then in either such case in the preceding clause (1) or (2) YALE may give notice to LICENSEE stating that YALE believes that such a TERMINATION EVENT shall have occurred and be continuing and setting forth in reasonable detail the basis for YALE’s belief that such a TERMINATION EVENT shall have occurred and be continuing (each a “TERMINATION EVENT NOTICE”).  Within thirty (30) days after LICENSEE receives a TERMINATION EVENT NOTICE, LICENSEE shall provide YALE such information as LICENSEE believes establishes the absence of such a TERMINATION EVENT having occurred and be continuing.

(c)           YALE shall give a TERMINATION EVENT INFORMATION NOTICE (or if YALE determines not to give a TERMINATION EVENT INFORMATION NOTICE, then a TERMINATION EVENT NOTICE) within ninety (90) days after (1) the cure period, in the case of such a notice relating to Section 2.58(b), (2) YALE first learns of the event, in the case of such a notice relating to Section 2.58(c) or 2.58(e), (3) LICENSEE’s notice to YALE, in the case of such a notice relating to Section 2.58(d), or (4) it receives LICENSEE’s annual progress report, in the case of such a notice relating to Section 7.2 or 7.5, or the due date for LICENSEE’s annual progress report, in case LICENSEE fails to provide any such report when due.  If YALE gives a TERMINATION EVENT INFORMATION NOTICE, then it shall give any TERMINATION EVENT NOTICE relating thereto within 60 days after giving such TERMINATION EVENT INFORMATION NOTICE.

(d)           Within sixty (60) days after LICENSEE receives a TERMINATION EVENT NOTICE, YALE and LICENSEE shall meet at YALE’s campus in New Haven, Connecticut to discuss and seek to resolve the matter.  If, after such meeting the parties are unable to resolve such matter, then the Managing Director of YALE’s Office of Cooperative Research, or the Managing Director’s designee, and the Chairman of the Board, the Chief Executive Officer or the President or another designee of LICENSEE shall meet at YALE’s campus in New Haven, Connecticut and seek to resolve such matter.

(e)           If, after following the procedures specified in this Section 13.4 with respect to an alleged TERMINATION EVENT of the type covered by this Section 13.4, the parties are unable to resolve the matter and YALE continues to believe that such a TERMINATION EVENT has occurred and is continuing, then YALE shall so notify LICENSEE within thirty (30) days after conclusion of the meetings provided for in Section 13.4(d).  Such notice shall specify in reasonable detail the TERMINATION EVENT(S) alleged to have occurred and be continuing.  After YALE gives such notice, the parties shall submit the dispute to JAMS or another such mutually agreed upon alternative dispute resolution provider experienced in business dispute mediation (an “ADR”) for non-binding mediation. The parties will cooperate with ADR and with one another in selecting a mediator from ADR’s panel of neutrals, and in promptly scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share ADR costs equally. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any ADR employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within ninety (90) days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), then if such TERMINATION EVENT shall be continuing YALE shall have the right to terminate the LICENSE by giving fifteen (15) days notice to LICENSEE, which notice shall specify in reasonable detail the particular TERMINATION EVENT(S) (the “TERMINATION NOTICE”).  The mediation may continue, if the parties so agree, after YALE gives the TERMINATION NOTICE. The pendency of a mediation shall not preclude a party from seeking provisional remedies in connection with this AGREEMENT or such dispute from a court of competent jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

(f)            Either party shall have the right to seek declaratory relief relating to this AGREEMENT in a court of competent jurisdiction.

13.5.       Upon termination of the LICENSE, for any reason, all rights and licenses granted to LICENSEE under the terms of this AGREEMENT shall terminate.  In case of any termination of the LICENSE, each sublicense that LICENSEE shall have entered into in compliance with this AGREEMENT shall become a direct license by YALE to the applicable SUBLICENSEE, so long as at the time of such termination of the LICENSE such SUBLICENSEE shall be in compliance in all material respects with the terms of its sublicense; provided, however that (1) YALE shall not be liable for any breach or default under such sublicense by LICENSEE and (2) in no event shall YALE have any obligation or liability under such sublicense that it did not have to LICENSEE under this AGREEMENT prior to termination of the LICENSE.  Upon such termination, LICENSEE shall cease to manufacture or sell PRODUCTS IN CLASS and cease to practice LICENSED METHODS, except that (1) LICENSEE may complete the manufacture of quantities of PRODUCTS IN CLASS which were work-in-process on the date of such termination and (2) LICENSEE may, for up to one hundred eighty (180) days after the date of such termination, sell any inventory of PRODUCTS IN CLASS that existed on the date of such termination or which were completed as permitted by the immediately preceding clause (1).  Within sixty (60) days of the effective date of termination LICENSEE shall:

(a)           Return to YALE all materials relating to or containing the LICENSED PATENTS, LICENSED METHODS or CONFIDENTIAL INFORMATION disclosed by YALE; provided, however, that LICENSEE may retain a single file copy thereof in its records;

(b)           Provide to YALE the last report required under Section 9.1; and

(c)           Make all payments arising under this AGREEMENT up to the effective date of termination.

13.6.       Termination of the LICENSE shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 5 and 6 for NET SALES to the date of termination.  The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

13.7.       The rights provided in this Article 13 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this AGREEMENT.

13.8.       Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

13.9.       Upon termination of the LICENSE for any reason other than breach by YALE, the TECHNOLOGY that may no longer be practiced upon termination of the LICENSE or termination of the LICENSE with respect to a particular PRODUCT IN CLASS or LICENSED METHOD that LICENSEE has chosen to abandon, as the case may be, shall be a “RETURNED TECHNOLOGY”.  LICENSEE shall permit YALE and its future licensees of the RETURNED TECHNOLOGY to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted by or on behalf of LICENSEE on, and all filings made by or on behalf of LICENSEE with regulatory agencies with respect to, RETURNED

TECHNOLOGY.  In addition, at YALE’s request and subject to Section 13.5, LICENSEE shall, at YALE’s sole cost and expense, deliver to YALE copies of records held by or on behalf of LICENSEE that are required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the RETURNED TECHNOLOGY, copies of all reimbursement approval files held by LICENSEE, and copies of all documents, data and information held by or on behalf of LICENSEE that are related to clinical trials and other studies by or on behalf of LICENSEE of RETURNED TECHNOLOGIES, all of which are collectively the “RETURNED MATERIALS”. YALE agrees that, subject to the provisions of Article 8, LICENSEE may retain one copy thereof to the extent LICENSEE is required by law to maintain such copy.  If LICENSEE so returns the RETURNED TECHNOLOGY and the RETURNED MATERIALS within six (6) months after YALE’s request, then in total consideration for the provision of the RETURNED TECHNOLOGY and the RETURNED MATERIALS, YALE shall from time to time pay to LICENSEE [**] percent ([**]%) of all revenue or other financial consideration YALE receives from any new license of the RETURNED TECHNOLOGY and the RETURNED MATERIALS, other than revenue or other consideration that is research support.  YALE shall pay such amounts to LICENSEE within ninety (90) days after YALE receives such revenue.

13.10.     Upon expiration of the TERM or upon termination of the LICENSE, LICENSEE shall have a non-exclusive, fully paid-up, perpetual license to LICENSED KNOW-HOW to make, have made, use, sell, have sold, import or export any PRODUCT, method, procedure, service or process in the LICENSED TERRITORY.

ARTICLE 14        INDEMNIFICATION; INSURANCE; NO WARRANTIES

14.1.       LICENSEE shall defend, indemnify and hold harmless YALE, its trustees, directors, officers, employees, and agents and their respective successors, heirs and permitted assigns (the “INDEMNIFIED PERSONS”) against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including, without limitation, reasonable legal expenses and attorneys’ fees (collectively “CLAIMS”), (1) arising out of any theory of liability (including, without limitation, tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this AGREEMENT; or (2) resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the PRODUCTS IN CLASS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees; or (3) in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the LICENSED PRODUCTS or LICENSED METHODS.  Each INDEMNIFIED PERSON shall notify LICENSEE promptly after such INDEMNIFIED PERSON learns of a CLAIM or threatened CLAIM for which indemnity may be sought under this Section 14.1.  The LICENSEE shall have the right to assume the defense of any legal action for which indemnity may be sought under this Section 14.1.  LICENSEE shall not be responsible for indemnity with regard to any CLAIM that is settled without LICENSEE’s prior written consent.  Notwithstanding any provision of this AGREEMENT to the contrary, no INDEMNIFIED PERSON shall be entitled to indemnity hereunder for any CLAIM arising out of or relating to such INDEMNIFIED PERSON’s participation in any clinical trial involving any PRODUCT IN CLASS or such INDEMNIFIED PERSON’s use of a PRODUCT IN CLASS as a patient.

14.2.       LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect YALE with respect to events described in Section 14.1.  Such insurance shall:

(a)           list “YALE, its trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b)           provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have;

(c)           be endorsed to include product liability coverage in amounts no less than [**] Dollars ($[**]) per incident and [**] Dollars ($[**]) annual aggregate; and

(d)           be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Section 14.1; and

(e)           by virtue of the minimum amount of insurance coverage required under Section 14.2(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Section 14.1.

14.3.       By signing this AGREEMENT, LICENSEE certifies that the requirements of Section 14.2 will be met on or before the earlier of (a) the date of FIRST SALE of any PRODUCT IN CLASS or LICENSED METHOD or (b) the date any PRODUCT IN CLASS, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter.  Upon YALE’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to YALE.  LICENSEE shall give thirty (30) days’ written notice to YALE prior to any cancellation of or material change to the policy.

14.4.       (a)           YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE PRODUCTS IN CLASS, OR PRACTICE OF THE LICENSED METHODS, DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

(b)           EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, PRODUCTS IN CLASS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY YALE.  IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC

DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.  IN NO EVENT SHALL YALE, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS YALE HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

ARTICLE 15        NOTICES, PAYMENTS

15.1.       Any payment, notice or other communication required by this AGREEMENT (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR YALE:	FOR LICENSEE:
Managing Director	Chief Executive Officer
YALE UNIVERSITY	Kolltan Pharmaceuticals, Inc.
Office of Cooperative Research	300 George Street
433 Temple Street	New Haven, Connecticut, 06511
New Haven, Connecticut 06511

With a copy to:
General Counsel
Kolltan Pharmaceuticals, Inc.
300 George Street
New Haven, Connecticut, 06511

ARTICLE 16        LAWS, FORUM AND REGULATIONS

16.1.       Any matter arising out of or related to this AGREEMENT shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence.  Any dispute arising out of or related to this AGREEMENT shall be brought in a court of competent jurisdiction in the State of Connecticut.

16.2.       LICENSEE shall comply, and shall cause its AFFILIATES to comply and require its SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the PRODUCTS IN CLASS and practice of the LICENSED METHODS.  In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s activities under this AGREEMENT.

ARTICLE 17        MISCELLANEOUS

17.1.       This AGREEMENT shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2.       This AGREEMENT constitutes the entire agreement of the parties relating to the LICENSED PATENTS, PRODUCTS IN CLASS and LICENSED METHODS, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this AGREEMENT.  This AGREEMENT supersedes the SECOND AMENDED AND RESTATED LICENSE AGREEMENT in its entirety and, as of the THIRD AMENDMENT EFFECTIVE DATE, the SECOND AMENDED AND RESTATED LICENSE AGREEMENT shall be of no further force and effect; provided, however, that any obligations to either party accrued by the other party prior to the THIRD AMENDMENT EFFECTIVE DATE under the SECOND AMENDED AND RESTATED LICENSE AGREEMENT shall remain as such.

17.3.       The provisions of this AGREEMENT shall be deemed separable.  If any part of this AGREEMENT is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this AGREEMENT unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire AGREEMENT as to either party.

17.4.       Articles, paragraph and section headings are inserted for convenience of reference only and do not form a part of this AGREEMENT.

17.5.       No person not a party to this AGREEMENT, including any employee of any party to this AGREEMENT, shall have or acquire any rights by reason of this AGREEMENT.  Nothing contained in this AGREEMENT shall be deemed to constitute the parties partners with each other or any third party.

17.6.       This AGREEMENT may not be amended or modified except by written agreement executed by each of the parties.  This AGREEMENT is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of YALE; provided, however, that no such consent of YALE shall be required in case of any assignment of this AGREEMENT by LICENSEE in connection with a merger, consolidation, sale or other transfer of all or substantially all of LICENSEE’s assets or any similar business combination or reorganization so long as the assignee shall expressly assume in writing LICENSEE’s obligations under this AGREEMENT; provided further, however, that in case of any such action or transaction described in the immediately preceding proviso, if the same constitutes a CHANGE OF CONTROL nothing in this Section 17.6 shall remove such transaction from Section 5.4 or 5.7.  Sublicenses shall not be deemed a sale or other transfer of assets by LICENSEE governed by this Section 17.6, but instead shall be governed by Article 4 and, in respect of milestone royalties by Sections 5.5 and 5.8.  Any attempted assignment in contravention of this Section 17.6 shall be null and void and shall constitute a material breach of this AGREEMENT.

17.7.       LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this AGREEMENT or any sublicense.

17.8.       The failure of any party hereto to enforce at any time, or for any period of time, any provision of this AGREEMENT shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this AGREEMENT.

17.9.       This AGREEMENT may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

17.10.     Neither YALE nor LICENSEE shall be liable to perform its obligations as required by this AGREEMENT, or shall be in default of its obligations under this AGREEMENT, to the extent such failure to perform or default is caused by any reason beyond such party’s control, including, without limitation, any of the following: labor disturbances or disputes of any kind, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, delays or defaults by common carrier, mechanical breakdowns, material shortages, disease, or similar occurrences.  In case of any such reason beyond a party’s control, the time for performance of such party’s obligations affected thereby shall be extended by the period of the event or circumstance constituting such reason and for a reasonable period of time thereafter.

17.11.     YALE has provided LICENSEE with the Yale University Patent Policy in effect as of the EFFECTIVE DATE, a copy of which is attached hereto as Appendix E.  As described in the recitals to this AGREEMENT, as of the EFFECTIVE DATE, SCHLESSINGER serves on the LICENSEE Board of Directors and the LICENSEE Scientific Advisory Board, and as a paid consultant to LICENSEE.  LICENSEE agrees that, for so long as SCHLESSINGER is an employee of YALE, LICENSEE’s rights to any INVENTIONS of SCHLESSINGER created other than in his capacity as a YALE employee shall be subject to the attached Yale University Patent Policy, and that any agreement, past or future, between SCHLESSINGER and LICENSEE regarding INVENTIONS of SCHLESSINGER shall be construed in accordance therewith.

[signature page follows]

This Space Intentionally Left Blank

IN WITNESS to their agreement, the parties have caused this AGREEMENT to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY		KOLLTAN PHARMACEUTICALS, INC.

By:	/s/ E. Jonathan Soderstrom	By:	/s/ Gerald McMahon

	E. Jonathan Soderstrom, Ph.D.		Gerald McMahon
	Managing Director		President and Chief Executive Officer
Office of Cooperative Research

Date:	17 May 2013	Date:	3/14/13

Appendix A

LICENSED PATENTS

(Shaded Rows = International (PCT) and Foreign Applications)

M&E Matter No.	Yale Reference No.	Serial No.	Title	Filing Date	Status
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 8 pages were omitted. [**]

Appendix B

THE PLAN

[**]

Appendix C

UNPATENTED VISITING SCIENTIST IP

[**]

Appendix D

THIRD PARTY RIGHTS

NONE

Appendix E

YALE UNIVERSITY PATENT POLICY

Yale University Office of Cooperative Research	http://www.yale.edu/ocr/pfg/policies/patents.html

Yale University

Disclose an Invention       Licensing Opportunities       YEI        FAQs       Contact Us

Yale University Patent Policy

1.              Encouragement or Patents. In the course of teaching, research, and other intellectual and administrative activity by faculty, staff fellows, students, and other individuals in the University community, discoveries or inventions both patentable and practical occur. Encouragement of such inventions in appropriate ways is both supportive of the public interest and consistent with the advancement or knowledge for its own sake, the primary purpose of teaching and research in a university. The University Patent Policy states the procedure to be followed in the administration of inventions which result from teaching, research, and other intellectual activity performed under University auspices except as further defined in paragraph 6.

2.              Purpose of Patent Policy. The purposes of this University Patent Policy are (1) to help assure. In the public interest, that the patentability (or other means or explanation) and practicality of inventions will be evaluated by qualified persons, and that the income from inventions will be used to support further research or other desirable University activities; and (2) to define remuneration to the inventor or inventors (hereinafter the “Inventor”) and the University as long as the invention is productive of royalties.

3.              Procedure as to Inventions. The University has established a Committee on Cooperative Research, Patents, and Licensing (../../../provost/html/comm_coopresearch.html) appointed from among members of the faculty and administration. One function of the Committee is to advise the University on matters of patents policy and administration. The University has also established an Office of Cooperative Research to facilitate transfer of its inventions/discoveries in the public interest.

a.              Patent Applications. All inventions of the kind referred to in paragraph 1 shall be reported promptly in writing to the Provost through the Director of the Office of Cooperative Research. The Director, with the advice of the Committee on Cooperative Research, Patents, and Licensing, shall conduct an initial screening followed, when indicated, by a detailed evaluation of the invention. This may be done through an internal review, or by referral to an external organization that manages the evaluation. After the evaluation, the University may, alone or with the assistance of an external organization, make application for letters patent. At the request of the office of Cooperative Research, the Inventors shall execute assignments or other documents assigning to the University all their rights in the invention and any patent applications or resulting patents on the invention. Yale will retain title to all such patent applications and resulting patents. If the University decides that it does not wish, and has no legal obligation, to participate in the patenting or licensing of an invention, the University may release to the Inventor the University’s interest in the invention, and the Inventor shall then be free to dispose of the invention as he or she wishes.

b.              License Agreement.

i.                  If the University decides to participate in the patenting or licensing or an invention, the Office of Cooperative Research will seek to enter into appropriate licensing arrangements to commercialize the invention. The objective of the University is to assure the development of its technology in furtherance of its own educational mission and for the benefit of society in general. Therefore, as a general policy, the University will set the terms or its licenses so as to further the achievement of this objective. Exclusive licenses will be granted if it appears to the Office of Cooperative Research that this is the most effective way of ensuring development to the point that the public will benefit. Any exclusive license agreement will be so drawn as to protect against failure of the licensee to carry out effective development and marketing within a specified time period.

ii.               In research grants or contracts sponsored by industrial companies there will typically be a section covering patents on future inventions, if any, as in all government grants. When deemed appropriate, the sponsor may be granted a license to any inventions developed during the term of the grant or contract in accordance with the policies outlined in I) above.

4.              4. Division of Royalties.

a.              Definition. For purposes of this policy, “royalties” shall include running royalties, advances against running royalties, up-front license fees, milestone payments, shares of stock or other securities issued by the licensee or another corporation (“equity”), and any other payments received by the University under a license agreement in consideration for licensing an invention, but shall not include amounts received from a licensee or others in sponsorship of research or under other agreements for other goods, services or rights.

b.              Recovery of Expenses. Royalties shall be used first to offset out-of-pocket expenses incurred by the University in applying for, obtaining, and defending a patent and in developing and negotiating license agreements during the

1

life of the patent. Expenses for this purpose will include fees paid be outside legal, consulting, and licensing organizations and any other out-of-pocket costs incurred by the University. The fees paid to the external individuals or organizations for such services may be of fixed dollar amount or may be in the form of an agreed-upon fraction or the gross royalty income, if any, or in any other form directly associated with commercialization/licensing of the invention. In addition, 10% or Royalties, after reduction as provided above for out-of-pocket expenses, received in any year from an invention made on or after April 11, 1992 shall be retained by the University and applied toward the general support of the Office or Cooperative Research; provided, that if the total or such recoveries in any year exceeds the Office’s approved budget, the excess shall be allocated in a pro rata basis among those inventions from which it was recovered and shall be distributed as part of Net Royalties in accordance with subparagraph (d).

c.               Net Royalties. Alter recovery of expenses by the University as provided in subparagraph (b), the remaining royalties will be designated Net Royalties.

d.              Distribution or Net Royalties. The Net Royalties as defined above shall be divided between the Inventor(s) (as defined under the patent law) and the University as follows:

•        The first $100,000 of Net Royalties
50% to the Inventor(s)
50% allocated to the general support of University research, as described in paragraph 5.

•        Net Royalties between $100,000 and $200,000
40% to the Inventor(s)
60% allocated to the general support of University research, as described in paragraph 5.

•        Net Royalties exceeding $200,000
30% to the Inventor(s)
70% allocated to the general support of University research, as described in paragraph 5.

For purposes of applying the above Net Royalty distribution formula (i.e., whether aggregate Net Royalties are $100,000 or less, between $100,000 and $200,000, or more than $200,000), equity shall be deemed to have the per-share value agreed upon in a good-faith negotiation between the University and the licensee at the time the license agreement is executed, and the equity shall be deemed received after all cash Net Royalties received at or before the time the equity is issued. In the absence of such negotiated value, the Inventors shall receive 32% of the equity Net Royalties.

In its discretion, the University may either distribute equity to the Inventor(s) when it is received or arrange for the licensee to issue the Inventor’s share of equity directly to the Inventor(s).

As used in this document, the term “Inventor” may represent two or more individuals. These individuals will be expected to agree among themselves on the fractional distribution of the “Inventor” share of any royalties. A written agreement must be signed by all the individuals involved, and deposited for the record in the Office of Cooperative Research. (Appropriate forms are available from the Office of Cooperative Research.) If no written agreement has been deposited at the time of a distribution of Net Royalties, the Inventors’ share of such distribution shall be divided equally among the Inventors.

e.               Overriding Agreements with Third Parties. The foregoing provisions of this paragraph and the rest of this University Patent Policy are subject to the terms of applicable grants and contracts with third parties. See paragraph 7.

5.              5. General Research Support from Net Royalties. The University’s share or Net Royalties will be used in support of research, or if not specifically prohibited by the funding agency contract, will accrue to the Science Development Fund or other appropriate research fund, and will be allocated by the Provost. Before allocating funds, the Provost shall consult with the relevant subdivision of the University concerning the research to be supported.

6.              Inventions Not under University Auspices. Inventions by university employees usually result from teaching, research, or other intellectual activity involving University facilities or personnel. Accordingly, all inventions by University employees must be reported to the Office of Cooperative Research. When the University determines that an invention by a University employee is unrelated to the activities for which the individual is employed and has not involved the use of University facilities, then the University will make no claim to such an invention. All inventions made or conceived under circumstances involving University facilities or personnel are the property or the University.

An invention made by a faculty member in the course of a paid consulting engagement for a company may be assigned to the company only if it is unrelated to the activities for which the faculty member is employed by Yale and it was not made or conceived under circumstances involving University facilities or personnel. Such an invention will be considered unrelated to the activities for which the faculty member is employed by Yale if the invention arises directly out or consulting activity paid for by the company, and, for example, it is made in response to a problem posed by the company or is based on nonpublic information provided by the company to the faculty member for use in the consulting

2

engagement. It will be considered not to have involved the use of University facilities if no University facilities or resources (including but not limited to space, computers, laboratory equipment and supplies), no University-administered funds, and no University personnel other than the faculty member himself or herself, are involved in the conception or reduction to practice or the invention. All inventions made by Yale faculty members in the course of consulting, and any assignments of rights to such inventions, must be reported promptly to the Office of Cooperative Research. That Office will agree to abide by reasonable confidentiality restrictions for disclosures of inventions and assignments made in the course of consulting.

7.              When Arrangements with Outside Organizations Override This Policy. Arrangements with outside organizations that propose terms which are exceptions to this Policy must be submitted to the President or Provost for review by the University with he advice of the Committee on Cooperative Research, Patents, and Licensing, If approved by the University the terms shall be binding upon all members or the faculty, staff, and employees of the University conducting such research or utilizing such facilities, and will supersede the provisions of the patent policy to the extent that the terms are inconsistent therewith.

a.              Inventions by Staff Resulting from Performance or the Responsibilities of Their Employment. Not infrequently, in the course of carrying out assigned responsibilities of their employment, staff employees may make commercially useful inventions or develop licensable property, (i.e., the employee received salary or wages for the specific function of developing the work which ultimately has commercial value). In such cases, there is no presumption that the University will share royalty (or other) revenues with the employee. Normally, the University does not share revenues with staff except in cases where it appears that the invention or commercially valuable property has not resulted from the performance of assigned duties. In these Instances, the invention (or other commercially valuable work) will be reviewed by the Committee on Cooperative Research, Patents, and Licensing and a recommendation will be made to the Provost. In these cases, the division of royalties as specified in paragraph 4(d) of this policy may not apply and the Provost may substitute different provisions after review of the recommendations of the Committee on Cooperative Research, Patents, and Licensing.

9.              Governmental Rights in Certain Inventions. Current governmental regulations permit educational institutions to retain rights and title to patentable inventions which results from federally funded experimental, developmental and research work. Retention of rights by University is contingent upon the fulfilling of a number of obligations on the part of the University and of the Inventor(s) and these obligations must be discharged in order to protect the Interests of all parties. Though the University may retain rights and title to such patentable inventions, the federal government retains a royalty free license and places certain other restrictions upon the ultimate disposition or the patents(s). Details of the implementing regulations may be obtained from the Office or Cooperative Research. Incumbent upon members of the University community who apply for and receive federal finding to support research or who use federal monies in the conduct of their research is the requirement for written agreement that they will promptly disclose patentable inventions to the University and will execute all instruments necessary to protect the rights of the government and/or the University. Forms for this agreement will be provided to all faculty and will be available for other participants (i.e. collaborators, post-doctoral students, graduate students) from the appropriate departmental chairman or, at the Chairman’s option, from the Departmental Business Office.

10.       Revocation or Amendment. This patent policy is subject to revocation or amendment by the Corporation. In case of doubt as to the interpretation of this patent policy, a definitive interpretation will be provided by the President or Provost after receiving the advice of the Committee on Cooperative Research, Patents, and Licensing. This patent policy is effective as to all inventions/discoveries made on or after February 23, 1998.

Revised February, 1998

Copyright @ 2011, Yale University Office of Cooperative Research, New Haven, Connective, USA.

Email: OCR@yale.edu | Telephone: (203) 436-8096 | Fax: (203) 436-8086

3

Appendix F

KOLLTAN PATENTS

(Shaded Rows = International (PCT) and Foreign Applications)

Jones Day Matter No.	Kolltan Reference No.	Serial No.	Title	Filing Date	Status
[**]		[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

AMENDMENT NUMBER ONE TO THIRD AMENDED AND RESTATED LICENSE AGREEMENT

YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and KOLLTAN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located at 300 George Street, New Haven, CT 06511 (“LICENSEE”), have entered into that certain Third Amended and Restated License Agreement, dated March 14, 2013, as amended and/or restated from time to time (the “Agreement”), an exclusive license to YALE’s receptor tyrosine kinases (RTKs) intellectual property, which agreement YALE internally designates as contract number [**].  As set forth herein, the parties now wish to amend the Agreement.  This Amendment Number One to Third Amended and Restated License Agreement (“Amendment No. 1”), which YALE will internally designate as [**], shall be effective as of March 21, 2014 (“Effective Date”).

WHEREAS, an invention [**] was originally jointly owned by YALE and The Governing Council of the University of Toronto, an institution of higher education having offices located at the Innovations & Partnerships Office, 100 College Street, Toronto, ON, Canada M5G 1L5 (“TORONTO”);

WHEREAS, YALE has prepared a provisional patent application [**] from the invention disclosed as [**] naming inventors from YALE and from TORONTO (the “PATENT APPLICATION”), a copy of which has been provided by YALE to LICENSEE and which as of the EFFECTIVE DATE has been filed with the United States Patent and Trademark Office;

WHEREAS, LICENSEE and TORONTO have entered into an agreement, effective as of December 5, 2013, pursuant to which TORONTO has assigned to LICENSEE all of TORONTO’s interests in [**] and the [**] PATENTS (defined below) (the “ASSIGNMENT”); and

WHEREAS, [**] is, as of the effective date of the ASSIGNMENT, jointly owned by YALE and LICENSEE;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

I.                                        Memorandum of Understanding

1.              Filing.  LICENSEE hereby agrees to pay the invoiced expenses for the [**] PATENTS pursuant to the terms of the Agreement (as amended by Amendment No. 1); provided that, upon assumption of prosecution of the [**] PATENTS pursuant to Section I.3. below, such section will govern all expenses associated with the [**] PATENTS incurred thereafter.

2.              Schlessinger Involvement.  The parties acknowledge that the [**] PATENTS being included as “LICENSED PATENTS” under the Agreement (as amended by Amendment No. 1) were made, created, developed, discovered, conceived or first reduced to practice while

SCHLESSINGER was MEANINGFULLY INVOLVED AT KOLLTAN and MEANINGFULLY INVOLVED AT YALE as defined in Section 2.26(b) under the Agreement (as amended by Amendment No. 1).

3.              Prosecution.  Notwithstanding Article 10 of the Agreement (as amended by Amendment No. 1), LICENSEE shall be entitled, at its sole expense, to assume prosecution of the PATENT APPLICATION and any other United States or foreign patents or patent applications claiming [**], including any continuations, divisionals, and continuations-in-part, and continued prosecution application(s), any reissues, re-examinations, renewals, or extensions, substitutes, and the relevant international equivalents (collectively, the “[**] PATENT(S)”).  Any additional patent applications claiming, using, derived from, or arising from [**] or an [**] PATENT shall be an [**] PATENT.

Upon request from LICENSEE, YALE will timely transfer to LICENSEE responsibility for prosecution of the [**] PATENTS.  All [**] PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by LICENSEE and reasonably acceptable to YALE.  Said independent patent counsel shall be ultimately responsible to LICENSEE, but YALE shall also be the client of said patent counsel.  YALE shall have the right to retain, at its own expense, separate patent counsel to advise YALE regarding such patent matters.  LICENSEE shall instruct patent counsel to keep LICENSEE, YALE and YALE’s patent counsel, if such counsel should be engaged by YALE, fully informed of the progress of all [**] PATENTS, and to give both LICENSEE and YALE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures and other matters in the course of patent prosecution and maintenance.

In making its decisions regarding patent matters related to [**] PATENTS, LICENSEE shall (a) give due regard to the advice of its patent counsel, (b) instruct its patent counsel to consider any advice offered by YALE and YALE’s patent counsel, if such counsel should be engaged by YALE, and (c) conduct such preparation, prosecution and maintenance of [**] PATENTS in a manner that is commercially reasonable in order to commercialize PRODUCTS IN CLASS and/or LICENSED METHODS for which royalties will be payable by LICENSEE to YALE pursuant to the Agreement.  In the event of a disagreement concerning the prosecution of the [**] PATENTS, LICENSEE shall have the right to make the final decision concerning such the prosecution.  LICENSEE shall have no liability to YALE for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions taken in compliance with the Agreement in connection with such patent prosecution.

If LICENSEE desires to abandon any [**] PATENT, LICENSEE will provide YALE with sufficient prior written notice, and YALE may then assume prosecution of such patent; and, thereafter, (i) if the [**] PATENT remains a “LICENSED PATENT” under the Agreement, then the provisions in the Agreement governing prosecution costs will apply; and (ii) if the [**] PATENT ceases to be a “LICENSED PATENT” under the Agreement, YALE’s prosecution of such patent will be at YALE’s expense, and, in the case of this clause (ii), LICENSEE will timely assign LICENSEE’s joint ownership interests in such [**] PATENTS that are being abandoned by LICENSEE to YALE.

4.              Joint Ownership.  YALE represents that it has not entered into any agreement with TORONTO directly relating to [**] or the [**] PATENTS.  To the extent that YALE’s consent, as a joint owner of [**] or the [**] PATENTS with TORONTO, was needed for TORONTO’s assignment of [**] or the [**] PATENTS to LICENSEE, YALE hereby consents to TORONTO’s assignment of [**] and the [**] PATENTS to LICENSEE.

As a result of the assignment of rights from TORONTO to LICENSEE making YALE and LICENSEE joint owners of [**] and the [**] PATENTS, YALE and LICENSEE agree that each of LICENSEE and YALE will have the right to practice and exploit [**] and any [**] PATENTS without the duty of accounting to the other party or seeking consent (for licensing, assigning, or otherwise exploiting [**] or any [**] PATENTS) from the other party by reason of the joint ownership thereof but subject to compliance with the terms and conditions of the Agreement (as amended by Amendment No. 1) or, if the Agreement has expired or terminated (entirely or with respect to [**] or a particular [**] PATENT(S)), any surviving terms of the Agreement applicable to [**] and such [**] PATENTS, as applicable; and each party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting, and, to the extent there are any applicable laws that prohibit such a waiver, each party will be deemed to so consent.

The parties acknowledge that LICENSEE has a separate ownership interest in [**] and the [**] PATENTS obtained through LICENSEE’s assignment from TORONTO, and the inclusion of [**] and the [**] PATENTS under the Agreement (as amended by Amendment No. 1) only relates to YALE’s interest in them; as such, Licensee will continue to have the right to practice and exploit [**] and [**] PATENTS even if [**] and [**] PATENTS cease to be “LICENSED PATENTS” under the Agreement (as amended by Amendment No. 1) or the Agreement (as amended by Amendment No. 1) expires or terminates.

II.                                   Amendments

1.              Definitions.  All capitalized terms used herein shall have the meaning given to such terms in the Agreement, unless otherwise specifically defined in Amendment No. 1.

2.              Additional LICENSED PATENTS.

The parties agree that the [**] PATENTS are “LICENSED PATENTS” under the Agreement (as amended by Amendment No. 1).

3.              Addition of the [**] PATENTS to Appendix A LICENSED PATENTS.  Appendix A of the Agreement is hereby amended to add the PATENT APPLICATION as follows:

M&E Matter No.	Yale Reference No.	Serial No./ Patent No.	Title	Filing Date/ Issue Date	Status
[**]	[**]	[**]	[**]	[**]	[**]

4.              Entire Agreement.  Except as explicitly amended by Amendment No. 1, all other terms and conditions of the Agreement shall remain in full force and effect and apply fully to the terms of Amendment No. 1 as if part of the Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment No. 1 (including the associated Memorandum of Understanding herein).

YALE UNIVERSITY		KOLLTAN PHARMACEUTICALS, INC.

By:	/s/ E. Jonathan Soderstrom	By:	/s/ Gerald McMahon

	E. Jonathan Soderstrom, Ph.D.		Gerald McMahon
	Managing Director		President and Chief Executive Officer
Office of Cooperative Research

Date:	10 April 2014	Date:	5-29-2014